UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (date of earliest event reported): October 18, 2013

Gentiva Health Services, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-15669	36-4335801
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3350 Riverwood Parkway, Suite 1400, Atlanta, Georgia	30339-3314
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (770) 951-6450

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE
The purpose of this Form 8-K/A (Amendment No. 1) is to amend the Current Report on Form 8-K filed by Gentiva Health Services, Inc. ("Gentiva") on October 22, 2013 (the "Original 8-K") to include the financial statements of Harden Healthcare Holdings, Inc. ("Harden") and the pro forma financial information of Gentiva and Harden, each as required by Item 9.01 of Form 8-K, which were not filed with the Original 8-K.

ITEM 9.01	Financial Statements and Exhibits.
(a) Financial Statements of Businesses Acquired.
The audited financial statements of Harden required by this Item 9.01(a) are filed herewith as Exhibit 99.1 and incorporated by reference in this Item 9.01(a). The unaudited interim financial statements of Harden required by this Item 9.01(a) are filed herewith as Exhibit 99.2 and incorporated by reference in this Item 9.01(a).
(b) Pro Forma Financial Information.
The pro forma financial information required by this Item 9.01(b) is filed herewith as Exhibit 99.3 and incorporated by reference in this Item 9.01(b).
(c) Shell Company Transactions.
Not Applicable.
(d) Exhibits

Exhibit No.	Description

23.1	Consent of Ernst & Young LLP.

99.1	Audited combined financial statements of Harden Healthcare Holdings, Inc. Net Assets Sold as of December 31, 2012.

99.2	Unaudited combined financial statements of Harden Healthcare Holdings, Inc. Net Assets Sold as of September 30, 2013 and 2012, respectively.

99.3	Pro forma financial information.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENTIVA HEALTH SERVICES, INC. (Registrant)

Date: December 23, 2013	By: /s/ Eric R. Slusser
Eric R. Slusser
Executive Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

23.1	Consent of Ernst & Young LLP.

99.1	Audited combined financial statements of Harden Healthcare Holdings, Inc. Net Assets Sold as of December 31, 2012.

99.2	Unaudited combined financial statements of Harden Healthcare Holdings, Inc. Net Assets Sold as of September 30, 2013 and 2012, respectively.

99.3	Pro forma financial information.

Exhibit 23.1
Consent of Independent Auditors
We consent to the use of our report dated December 11, 2013 with respect to the combined financial statements of Harden Healthcare Holdings, Inc. Net Assets Sold (Certain Assets, Liabilities and Operations Related to the Harden Home Health and Hospice Divisions) for the year ended December 31, 2012, included in the Current Report on Form 8-K/A (Amendment No. 1) dated October 18, 2013 of Gentiva Health Services, Inc., and incorporated by reference in its Registration Statements on Form S-3 (No. 333-192154 for the sale of debt, preferred stock, common stock and warrants, No. 333-134508 for the sale of common stock and No. 333-192356 for the sale of common stock), in its Post Effective Amendment No. 1 on Form S-8 to Form S-4 (No. 333-88663) and in its Registration Statements on Form S-8 (No. 333-115725, No. 333-143116, No. 333-161390, No. 333-167127), No. 333-174930, No. 333-181788 and No. 333-188820) for the registration of shares of common stock.
/s/ Ernst & Young LLP
Dallas, Texas
December 18, 2013

Exhibit 99.1
Report of Independent Auditors

To the Stockholders of
Harden Healthcare Holdings, Inc. and Subsidiaries

We have audited the accompanying combined financial statements of Harden Healthcare Holdings, Inc. Net Assets Sold (Certain Assets, Liabilities and Operations Related to the Harden Home Health and Hospice Divisions) as described in Note 1, which comprise the combined balance sheet as of December 31, 2012, and the related combined statements of operations, changes in equity and cash flows for the year then ended, and the related notes to the combined financial statements.

Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility
Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Harden Healthcare Holdings, Inc. Net Assets Sold (Certain Assets, Liabilities and Operations Related to the Harden Home Health and Hospice Divisions) at December 31, 2012, and the combined results of its operations and its cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP
Dallas, Texas
December 11, 2013

HARDEN HEALTHCARE HOLDINGS, INC. NET ASSETS SOLD
(Certain Assets, Liabilities and Operations Related to the
Harden Home Health and Hospice Divisions)

COMBINED BALANCE SHEET
AS OF DECEMBER 31, 2012
(Amounts in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$773
Patient accounts receivable — net of allowances of $2,505	58,353
Other receivables	3,018
Other current assets	1,868
Deferred tax assets	3,940
Total current assets	67,952

Property and equipment — Net	21,495
Other assets:
Deferred financing costs — net of amortization	10,688
Goodwill	186,356
Intangible assets — net of amortization	54,486
Deposits and other	2,570
Total other assets	254,100

Total assets	$343,547

LIABILITIES AND EQUITY
Current Liabilities:
Current maturities of long-term debt	$42,979
Accounts payable	9,061
Accrued payroll	12,000
Other accrued expense	19,015
Deferred revenue	9,070
Total current liabilities	92,125

Noncurrent Liabilities:
Deferred tax liabilities	12,044
Long-term debt	230,053
Other liabilities	2,060
Total noncurrent liabilities	244,157

Total liabilities	336,282

Contingencies (Note 12)

Total equity	7,265

Total liabilities and equity	$343,547
See notes to combined financial statements.

HARDEN HEALTHCARE HOLDINGS, INC. NET ASSETS SOLD
(Certain Assets, Liabilities and Operations Related to the
Harden Home Health and Hospice Divisions)

COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2012
(Amounts in thousands)
Net patient service revenue	$476,111
Cost of services provided	288,060
Gross profit	188,051
Operating costs:
Selling, general and administrative	138,019
Depreciation and amortization	8,395
Provision for uncollectible accounts	5,549
Impairment of long-lived assets	2,220
Total operating costs	154,183
Loss on disposal of property	(8)
Operating income	33,860
Other income (expense):
Interest expense	(40,269)
Interest income	33
Other income (expense)	(2,424)
Other expense — net	(42,660)
Net loss before income taxes	(8,800)
Income tax benefit	(2,562)
Net loss	(6,238)
Net income attributable to noncontrolling interest	(99)
Net loss attributable to Harden Healthcare Holdings, Inc. Net Assets Sold	$(6,337)
See notes to combined financial statements.

HARDEN HEALTHCARE HOLDINGS, INC. NET ASSETS SOLD
(Certain Assets, Liabilities and Operations Related to the
Harden Home Health and Hospice Divisions)

COMBINED STATEMENT OF EQUITY
FOR THE YEAR ENDED DECEMBER 31, 2012
(Amounts in thousands)
		Noncontrolling
	Equity	Interest	Total Equity
Balance — January 1, 2012	$24,496	$672	$25,168
Net (loss) income	(6,337)	99	(6,238)
Stock-based compensation	346	—	346
Purchase of subsidiary shares from noncontrolling interest	(279)	(771)	(1,050)
Change in investment in noncombined affiliates	(8,853)	—	(8,853)
Repurchase of treasury stock	(108)	—	(108)
Payment of dividends	(2,000)	—	(2,000)
Balance — December 31, 2012	$7,265	—	$7,265
See notes to combined financial statements.

HARDEN HEALTHCARE HOLDINGS, INC. NET ASSETS SOLD
(Certain Assets, Liabilities and Operations Related to the
Harden Home Health and Hospice Divisions)

COMBINED STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2012
(Amounts in thousands)
OPERATING ACTIVITIES:
Net loss	$(6,238)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	8,395
Loss on disposal of assets	26
Provision for uncollectible accounts	5,549
Impairment of intangible assets	2,220
Amortization of deferred debt issuance costs	3,847
Stock-based compensation	346
Noncash interest expense	10,340
Deferred taxes	1,279
Changes in:
Accounts receivable	(12,410)
Accounts payable and accrued expense	(3,805)
Other assets and liabilities	8,814
Net cash provided by operating activities	18,363

INVESTING ACTIVITIES:
Proceeds from sale of property and equipment	5
Purchase of property and equipment	(9,461)
Purchase of entities (net of cash acquired)	(2,285)
Purchase of noncontrolling interest	(1,050)
Net cash used in investing activities	(12,791)

FINANCING ACTIVITIES:
Deferred financing costs	(723)
Proceeds from borrowings on revolver	59,000
Repayment of borrowings on revolver	(41,000)
Principal payments on long-term debt	(23,950)
Purchase of treasury stock	(108)
Payment of dividends	(2,000)
Net cash provided by (used in) financing activities	(8,781)
Decrease in cash and cash equivalents	(3,209)
Cash and cash equivalents — Beginning of year	3,982
Cash and cash equivalents — End of year	$773

SUPPLEMENTAL CASH FLOWS INFORMATION:
Interest paid	$26,083
Taxes paid (received)	$(5,661)

SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Property additions financed by capital lease	$117
See notes to combined financial statements.

NOTES TO COMBINED FINANCIAL STATEMENTS
AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2012

Note 1.	Basis of Presentation and Nature of Operations
On October 18, 2013, Gentiva Health Services, Inc. (“Gentiva”) acquired certain assets of Harden Healthcare Holdings, Inc. (“Holdings”). Pursuant to a merger agreement dated September 18, 2013 (“the Transaction”), Gentiva acquired Holdings’ home health and hospice businesses (“Net Assets Sold” or the “Business”). Prior to the acquisition by Gentiva, Holdings transferred the assets and liabilities of its long-term care and New York home health businesses to CTLTC Real Estate, LLC (“DistributionCo”) and spun off the ownership interest in DistributionCo to certain stockholders of Holdings. The financial statements and footnotes contained in this report represent the combined operations only of Holdings' home health and hospice operating divisions.
Basis of Presentation
The accompanying financial statements contain financial information related to the Net Assets Sold. Historically, financial statements have not been prepared for the Net Assets Sold. The accompanying carve-out financial statements present the statements of financial position of the Net Assets Sold and the statement of operations and cash flows of the Net Assets Sold for inclusion in Gentiva’s Form 8-K filing for purposes of complying with the rules and regulations of the Securities and Exchange Commission. These statements include only those assets, liabilities and related operations of the Net Assets Sold and exclude all other assets, liabilities and operations of Holdings that were spun off to DistributionCo. The accompanying carve-out financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") using allocations and estimates where data was not maintained on a specific basis within the books and records. Allocations were based primarily on the percentage of expenses related to the home health and hospice divisions as compared to the expenses incurred for Holdings’ other activities that were spun off to DistributionCo, adjusted when needed based on facts and circumstances where a more specific allocation was deemed more appropriate. Due to the significant number of allocations and estimates used to prepare these carve-out financial statements, they may not reflect the financial position, cash flows or results of operations of the Net Assets Sold in the future or what the results of operations, cash flows and financial positions would have been had the Net Assets Sold been operated on a stand-alone basis during the periods presented.
Home Health Division
The home health division provides a wide variety of services in the home, including home healthcare for seniors and others who need professional health services in the home, as well as personal care assistance, such as bathing, grooming, shopping and light housekeeping.
Home Healthcare - This program is designed to care for patients with specific medical needs and includes a broad array of professional and nonprofessional services. Working with the patient’s physician, a personal plan is designed to meet the needs of the patient.
The home health division offers the following services in 12 states primarily in the central United States: skilled nursing; physical therapy; speech therapy; occupational therapy; medical social services; patient and family education; wound care; cardiac pulmonary care; personal care service (bathing, dressing, grooming etc.); bowel and bladder program; diabetic teaching and care; anticoagulant monitoring; blood pressure monitoring; medication management; infusion therapies; tracheotomy care; ventilator care; catheter care; and central line and port maintenance and management.
Community Care - The personal home care/living assistance services (sometimes called “community care”) program supports clients who have chronic or long-term disabilities who need help with routine personal care. These services include help with personal needs, such as bathing and dressing, and household activities, such as laundry and shopping, all of which help enable the client to remain at home. The community care program provides these services in Texas, Missouri, Oklahoma and Kansas.
Hospice Care Division
Hospice is a special form of care that is designed to provide comfort and support for those who are facing a life-limiting illness. It is a compassionate form of care that promotes dignity and affirms quality of life for the patient, family members and other loved ones. The hospice care division’s specialized team of hospice professionals work with the patient, family members, and attending physician to develop a plan of care that will best meet the patient’s and family’s needs.
The hospice care division provides the following hospice services throughout seven states in the United States: skilled nursing; home health aide services; nutrition therapy; medical social work; physical therapy; occupational therapy; and speech therapy.

Principles of Combination
The combined financial statements of the Business includes the Net Assets Sold of Holdings’ home health and hospice divisions and all wholly owned subsidiaries of those divisions. All significant intercompany accounts and transactions have been eliminated in the accompanying combined financial statements, and business combinations accounted for as purchases have been included in the combined financial statements from their respective dates of acquisition.
The Business is dependent upon Holdings for all its working capital and financing requirements. Accordingly, the transfers of financial resources between the Company and the Business are reflected as equity transactions.
For investments in which there is no controlling interest, subsidiary investments are recorded under the equity method of accounting.

Note 2.	Summary of Significant Accounting Policies
Use of Estimates
The Business’ accounting and reporting policies conform with GAAP. In preparing the combined financial statements, the Business is required to make estimates and assumptions that impact the amounts reported in the combined financial statements and accompanying notes. Actual results could materially differ from those estimates.
Cash and Cash Equivalents
The Business considers all highly liquid securities with a maturity of three months or less when purchased to be cash equivalents.
Patient Accounts Receivable
The Business’s patient accounts receivable are uncollateralized and consist of amounts due from Medicare, Medicaid, other third-party payers and patients.
The Business reports patient accounts receivable for services rendered at net realizable amounts from third party payers, patients, and others. The Business provides an allowance for doubtful accounts based upon a review of outstanding receivables, historical collection information and existing economic conditions. As a service to the patient, the Business bills third party payers directly and bills the patient when the patient’s liability is determined. Patient accounts receivable are due in full when billed. Accounts are considered delinquent and may be subsequently written off as bad debts based on individual credit evaluation and specific circumstances of the account.
Property and Equipment
Property and equipment is stated at cost and depreciated on a straight-line basis over the shorter of the related lease term for leasehold improvements or the estimated useful lives of the assets as follows:

Asset	Years
Furnishings, fixtures, and equipment	3–7
Leasehold improvements	3–20
Maintenance and repair expenses are charged to expense as incurred. The cost of property and equipment sold or disposed of and the related accumulated depreciation are eliminated from the property and related accumulated depreciation accounts, and any gain or loss is credited or charged to other income (expense). We record capital leases at the beginning of the lease term as assets and liabilities at the present value of the minimum lease payments.
Goodwill and Intangible Assets
Goodwill and intangible assets that are not subject to amortization are tested for impairment annually or more frequently when events or changes in circumstances indicate that such assets might be impaired. Goodwill is the excess of the acquisition cost of a business over the fair value of the identifiable net tangible assets acquired.

Goodwill is not amortized but instead evaluated annually for impairment using a preliminary qualitative assessment and two-step process if deemed necessary. In 2011, the Business adopted an Accounting Standard Update (“ASU”) that allows an entity to consider qualitative indicators to determine if the current two-step test is necessary. Under the provisions of the updated guidance, the step-one test of a reporting unit’s fair value is not required unless, as a result of the qualitative assessment, it is more likely than not (a likelihood of more than 50%) that fair value of the reporting unit is less than its carrying amount. Events and circumstances integrated into the qualitative assessment process include a combination of macroeconomic conditions affecting equity and credit markets, significant changes to the cost structure, overall financial performance and other relevant events affecting the reporting unit. In the first step of the impairment test, the fair value of each of our reporting units is compared to its carrying amount, including goodwill. The Business has determined that goodwill should be applied to the reporting units within the business segments that benefit from the assets whose fair value exceeds their carrying amount. Accordingly, the Business identified two such reporting units - Hospice and Home Health.
The estimated fair value of the reporting unit is determined using a combination of a discounted cash flow (“DCF”) model and market based approaches. The assumptions used in the estimate of fair value are based upon a combination of historical results and trends, new industry developments, future cash flow projections, as affected by the Business’s weighted average cost of capital (“WACC”), as well as relevant comparable company earnings multiples for the market based approaches. Such assumptions are subject to change as a result of changing economic and competitive conditions. The Business’s estimates of discounted cash flows may differ from actual cash flows due to, among other things, economic conditions, changes to its business model, or changes in operating performance. Although the Business believes that the financial projections used are reasonable and appropriate for both of its reporting units, there is uncertainty inherent in those projections.
The second step compares the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill. The implied fair value is determined by allocating the fair value of the reporting unit to all of the assets and liabilities other than goodwill in a manner similar to a purchase price allocation. The excess of the fair value of a reporting unit over the amounts assigned to its assets and liabilities is the implied fair value of goodwill. If the carrying amount of goodwill is greater than the implied fair value of that goodwill, then an impairment charge would be recorded equal to the difference between the implied fair value and the carrying value.
Intangible assets consist of licenses, acquired trade names and noncompete agreements. The Business amortizes noncompete agreements on a straight-line basis over their estimated useful lives. The cost of acquired trade names and licenses, which are indefinite life intangibles, is not amortized.
The Business completed its annual impairment tests of goodwill and intangible assets as of October 1, 2012, and determined that impairment existed as of December 31, 2012. The Business recognized an impairment for trade name intangibles of $2,220,000 primarily due to lower revenues in two of its Kansas markets (see Note 7).
Impairment of Long-Lived Assets
Periodically, when indicators of impairment are present, the Business evaluates the recoverability of the net carrying value of long-lived assets by comparing the carrying values to the estimated future undiscounted cash flows, excluding interest. A deficiency in these cash flows relative to the carrying amounts is an indication of the need for a write-down due to impairment. The amount of the impairment, if any, is the amount by which the carrying value exceeds the fair value. Among other variables, the Business considers factors such as the effects of external changes to the business environment, competitive pressures, market erosion, technological and regulatory changes as factors which could provide indications of impairment.
Deferred Financing Costs
The Business amortizes deferred debt issuance costs related to its long-term obligations using the effective interest method over their respective terms through interest expense, unless the debt is extinguished, in which case unamortized balances are immediately expensed. As of December 31, 2012, the Business had unamortized debt issuance costs of approximately $10,700,000 recorded as other assets in its accompanying combined balance sheet. The Business amortized approximately $3,800,000 in deferred debt issuance costs in 2012.
Net Patient Service Revenue
The Business has agreements with third party payers that provide for payments to the Business at amounts different from its established rates. Net patient service revenue is reported at the estimated net realizable amounts from patients, third party payers and others for services rendered and includes estimated retroactive revenue adjustments. Retroactive adjustments are considered in the recognition of revenue on an estimated basis in the period the related services are rendered and such estimated amounts are revised in future periods as adjustments become known.

Insurance
The Business is obligated for certain costs associated with its insurance programs, including employee health, workers’ compensation, and professional liability. While the Business maintains various insurance programs to cover these risks, the Business is self-insured for a portion of its potential claims. The Business recognizes its obligations associated with these costs in the period in which a claim is incurred, including with respect to both reported claims and claims incurred but not reported, up to specified deductible limits. These costs are estimated based on historical experience.
Laws and regulations governing the Medicare and Medicaid programs and certain other third-party programs
Laws and regulations governing the Medicare and Medicaid programs and certain other third-party programs are complex and subject to interpretation. As a result, there is at least a reasonable possibility that recorded estimates of third-party settlements will change by a material amount in the near term. The Business’s intent is to be in compliance with all applicable laws and regulations, and it is not aware of any significant pending or threatened investigations involving allegations of potential wrongdoing except as noted above. Compliance with such laws and regulations can be subject to future review and interpretation. Changes in the Medicare and Medicaid programs and a reduction of funding could have an adverse effect on the Business.
Income Taxes
Under ASC Topic 740-10, Income Taxes, deferred tax assets and liabilities are recognized for the tax effects of differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Valuation allowances are established when considered necessary to reduce the net deferred tax assets to amounts which are more likely than not to be realized.
The Business may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained upon examination by the relevant taxing authority based on the technical merits of the position. The tax benefits recognized in the combined financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. Any accrued interest and penalties related to uncertain tax positions is included in the combined financial statements as a component of income tax expense.
Based on an evaluation of the Business’s tax positions, management believes the Business has no uncertain tax positions as of December 31, 2012. For the year ended December 31, 2012, the Business recorded no interest or penalties related to uncertain tax positions.
Profit-Sharing and Deferred Compensation Plans
The Business participates in Holdings' 401(k) profit sharing plan covering substantially all employees. The Business’s contributions to the Plan are determined annually by the management of the Business. Contributions to the 401(k) plan were approximately $361,000 for 2012.
The Business participates in Holdings' deferred compensation plan for additional tax-deferred savings for a select group of management or highly compensated employees. The deferred compensation plan permits participants to defer up to 100% of compensation and bonus that would otherwise be payable to them. Business matching contributions to the plan were approximately $37,000 for 2012.
Share-Based Compensation
The Business records all share-based compensation as an expense in the combined financial statements measured at the fair value of the award. The share-based compensation relates to certain restricted shares and options to acquire shares of Holdings that are awarded to employees of the Business. The Business recognizes compensation cost on a straight-line basis over the requisite service period for each separately vesting portion of the award. Share-based compensation expense for 2012 was approximately $346,000.
Noncontrolling Interests
As of December 31, 2012, the Business directly or indirectly owns a 100% interest in all of its subsidiaries.
On October 24, 2012, the Business purchased the remaining 10% of Lighthouse Hospice Partners, LLC, that it did not already own, from a minority owner thereof for a total purchase price of $1,050,000.
Fair Value of Assets and Liabilities
Fair value accounting includes a framework for measuring fair value, which is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). It also includes disclosures about fair value measurements, which prioritizes the inputs to valuation techniques.

The classification of a financial instrument within the valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability on the measurement date. The three levels of the hierarchy in order of priority of inputs to the valuation technique are defined as follows:

•	Level 1—Observable quoted market prices in active markets for identical assets or liabilities.

•
Level 2—Observable inputs other than level 1, such as quoted prices in active markets for similar assets or liabilities, quoted prices for identical or similar assets or liabilities in markets that are not active, or inputs other than quoted prices that are observable for the asset or liability.

•	Level 3—Unobservable inputs for the asset or liability that are significant to the fair value of the assets or liabilities.
The Business utilizes the best available information in measuring fair value. The Business’s assets and liabilities recorded at fair value on a recurring basis classified within Level 2 of the fair value hierarchy consist of a derivative contract and investments in insurance contracts.
The Business currently has no financial instruments subject to fair value measurement on a recurring basis. Disclosures about fair value of financial instruments require disclosure whether or not recognized in the balance sheet. The Business, in estimating its fair value disclosures for financial instruments not recorded at fair value, used the following methods and assumptions.
The fair value of long-term debt approximates its carrying value using Level 2 of the fair value hierarchy, because the interest rates approximate rates at which similar types of borrowing arrangements could be currently obtained by the Business.
For the Business’s other assets and liabilities, including cash and cash equivalents, patient accounts receivable and accounts payable, the Business estimates the carrying amounts approximate fair value due to their short term to maturity.
Recent Accounting Pronouncements
In February 2012, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2012-02, Intangibles-Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment, which simplifies how an entity tests those assets for impairment and to improve consistency in impairment testing guidance among long-lived asset categories. The amendments permit an entity first to assess qualitative factors to determine whether it is more likely than not that an indefinite-lived intangible asset is impaired as a basis for determining whether it is necessary to perform the quantitative impairment test in accordance with Subtopic 350-30, Intangibles-Goodwill and Other-General Intangibles Other than Goodwill. The more-likely-than-not threshold is defined as having a likelihood of more than 50 percent. The amendments in this ASU are effective for fiscal years, and interim periods within those fiscal years, beginning on or after September 15, 2012. The Business early adopted this guidance in 2011. The adoption of this accounting standard update did not have a material impact on the Business’s combined results of operations, financial position, or cash flows.
In July 2011, the FASB issued ASU No. 2011-07, Health Care Entities (Topic 954): Presentation and Disclosure of Patient Service Revenue, Provision for Bad Debts, and the Allowance for Doubtful Accounts for Certain Health Care Entities, which requires health care entities that recognize significant amounts of patient service revenue at the time the services are rendered even though they do not assess the patient’s ability to pay to present the provision for bad debts related to patient service revenue as a deduction from patient service revenue (net of contractual allowances and discounts) on their statement of operations. The amendments in this ASU are effective for fiscal years ending on or after December 15, 2012. The adoption of the guidance became effective for the Business' annual period beginning January 1, 2012. Because the Business assesses the collectability of revenues at time of admission, there was no impact on the Business' combined financial statements.
In June 2011, the FASB issued ASU No. 2011-05, Comprehensive Income (Topic 220). This updated guidance requires that all non-owner changes in equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. This standard was updated by ASU No. 2011-12 in December 2011. The amendments are required to be applied retrospectively and are effective for fiscal years ending after December 15, 2012. The adoption of this accounting standard update had no impact on the Business’s combined results of operations, financial position, or cash flows.
In May 2011, the FASB issued ASU No. 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS. The amendments in this update result in common fair value measurement and disclosure requirements in U.S. GAAP and International Financial Reporting Standards. The amendments are effective for fiscal years beginning after December 15, 2011, with early adoption prohibited. The adoption of this guidance did not have an impact on the Business’s combined financial statements.

Note 3.	Preparation of Carved-Out Financial Statements
The following allocation policies were used in the preparation of these carved-out financial statements. Unless otherwise noted, these policies have been consistently applied in the financial statements.
Financial statement items related specifically to the Business were identified and included in the financial statements. These include balance sheet items, revenue, direct costs, labor and benefits, facilities and maintenance, consulting and outside services, and general and administrative costs.
For purposes of presenting the carved-out financial statements, allocations were required to determine the cost of general and administrative activities performed by the Business’s corporate operations. These shared services include, but are not limited to, executive management, accounting, information services, professional and consulting fees, legal, and human resources. Where specific identification could not be utilized, allocations were made based upon revenue or headcount.
Management believes that the allocation methodologies are reasonable; however, expenses allocated to the Business are not necessarily indicative of the expenses that would have been incurred on a stand-alone basis nor are they indicative of costs that may be incurred in the future. Actual results could differ from these estimates. It is not practical to estimate the costs that would have been incurred by the Business if it had operated on a stand-alone basis.

Note 4.	Net Patient Service Revenue
The Business has agreements with third party payers that provide for payments to the Business at amounts different from its established rates. Approximately 93% of net patient service revenues for the year ended December 31, 2012 were from participation in the Medicare and state-sponsored Medicaid programs. Laws and regulations governing the Medicare and Medicaid programs are complex and subject to interpretation and change. These payment arrangements are as follows:
Medicare
Home Health - The Medicare home health benefit is available both for patients who need care following discharge from a hospital and patients who suffer from chronic conditions that require ongoing but intermittent care. Revenue is recognized at the time the service is provided to the client under the Prospective Payment System (“PPS”) reimbursement system for Medicare clients. Under PPS, the Business receives revenue based on Home Health Reimbursement Group (“HHRG”) values. The Business is paid based on applicable HHRG values for providing an episode of care that covers a period of care not to exceed 60 days. The Business is prepaid 60% of the payment upon commencement of care, and the remaining 40% is paid at the completion of the episode. For all subsequent episodes, Medicare will prepay 50% of the payment at the beginning of the episode and 50% at the end of the episode. The Business recognizes the revenue from each episode on a daily basis over the 60-day period. Initial billings under PPS are recognized as deferred revenue and subsequently amortized into revenue. As of December 31, 2012, the Business had deferred revenue of approximately $9,100,000, related to the PPS.
Hospice - The Medicare hospice benefit is available to Medicare-eligible patients with terminal illnesses, where life expectancy is six months or less. Payments are based on daily rates for each day a beneficiary is enrolled in the hospice benefit. Rates are set based on specific levels of care, are adjusted by a wage index to reflect health care labor costs across the country, and are established annually through federal legislation. The levels of care are routine care, general inpatient care, continuous home care and respite care.
The Medicare payment cap, which is calculated for each provider by the Medicare fiscal intermediary at the end of the hospice cap period, is determined under the proportional method. The proportional method allocates each beneficiary's Medicare payment cap based on the ratio of the number of days the beneficiary received hospice services from the Company over the total number of days the beneficiary received hospice services from all providers. The Medicare payment cap amount is then further allocated between the hospice cap periods based on the ratio of the number of days the Company provided hospices services during each cap period. The sum of each beneficiary's Medicare cap payment, as determined above, represents the aggregate Medicare payment cap. Medicare revenue paid to a provider during the hospice cap period cannot exceed the aggregate Medicare payment cap. The hospice cap amount is computed on a program-by-program basis. The Business records a liability in the event that payments have been received in excess of calculated cap estimates.
Medicaid
Home Health Division - Home health services rendered to Medicaid program beneficiaries are reimbursed prospectively at the lesser of the Medicare interim payment rate or the Medicaid ceiling rate in effect with no settlement made on the difference between the interim per diem rates paid and actual costs in most states.
Homemaker chore and personal care services rendered to Title XIX and Title XX patients are reimbursed on the basis of estimated per diem rates.

Hospice Division - Hospice services rendered to Medicaid program beneficiaries are reimbursed prospectively at the Medicaid hospice rates with no settlement made on the difference between the interim per diem rates paid and actual costs.
Commercial Insurance
Home Health and Hospice Divisions - The Business has also entered into payment agreements with certain commercial insurance carriers, health maintenance organizations and preferred provider organizations. Services rendered to patients covered by policies with these organizations are paid at the Business’s established or negotiated payment rates based on episodic-based rates or per visit rates depending upon the terms and conditions established with such payers.

Note 5.	Concentrations of Credit Risk
Risks Related to Patient Accounts Receivable
The Business grants credit without collateral to its patients, most of whom are insured under government payer or third-party payer agreements. The mix of receivables from patients and third-party payers, at December 31, 2012, is as follows:

December 31, 2012
Medicare	48.0%
Medicaid	44.0%
Private pay and other third-party payers	8.0%
Total	100.0%
Risks Related to Reimbursement
The Business’s net service revenue is primarily derived from Medicare and Medicaid. Medicare accounted for 47% of revenue for 2012. Medicaid accounted for 46% of revenue for 2012. Payments received from Medicare and Medicaid are subject to changes made through federal and state legislation. When such changes are implemented, the Business must also modify the Business’s internal billing processes and procedures accordingly, which can require significant time and expense.
There are continuing efforts to reform governmental health care programs that could result in major changes in the health care delivery and reimbursement systems on a national and state level, including changes directly impacting the reimbursement systems for the Business’s home health and hospice divisions. The Business could be affected adversely by the continuing efforts of governmental and private third-party payers to contain health care costs. The Business cannot assure that reimbursement payments under governmental and private third-party payer programs, including Medicare supplemental insurance policies, will remain at levels comparable to present levels or will be sufficient to cover the costs allocable to patients eligible for reimbursement pursuant to these programs.
We are unable to predict the full impact of the Patient Protection and Affordable Care Act (the "Affordable Care Act") on our future revenues and operations at this time due to the law’s complexity, the limited amount of implementing regulations and interpretive guidance, uncertainty regarding the ultimate number of uninsured patients who will obtain insurance coverage, uncertainty regarding future negotiations with payers, and gradual or potentially delayed implementation. However, we expect that several provisions of the Affordable Care Act could have a material effect on our business.
Any reductions to our reimbursement under the Medicare and Medicaid programs by the Affordable Care Act could adversely affect our business and results of operations to the extent such reductions are not offset by increased revenues from providing care to previously uninsured individuals.
Risks Related to Cash
During the normal course of business, the Business maintains cash and cash equivalents and fixed term deposits in financial institutions that may exceed federally insured limits. Management believes that these institutions are financially stable and that the credit risk related to these deposits is minimal.

Note 6.	Property and Equipment
Property and equipment, at December 31, 2012, consisted of the following:

(in thousands)	December 31, 2012
Leasehold improvements	$2,603
Furnishings, fixtures, and equipment	33,803
Construction in progress	5,420
Total property and equipment	41,826
Less accumulated depreciation	(20,331)
Net property and equipment	$21,495
At December 31, 2012, the Business had $4,233,000 of property and equipment under capital lease obligations and associated accumulated depreciation of $2,291,000.
Depreciation and amortization expense related to property and equipment, including amortization of assets under capital lease, was approximately $7,889,000 for the year ended December 31, 2012.

Note 7.	Goodwill and Intangible Assets
The changes in the carrying amount of goodwill for the year ended December 31, 2012 are shown below:

(in thousands)	December 31, 2012
Balance — January 1, 2012	$183,820
Acquisitions (Note 11)	1,933
Adjustments to provisional amounts	603
Balance — December 31, 2012	$186,356
The $603,000 of adjustments to provisional amounts in 2012 reflect the receipt of final information regarding certain assets and liabilities during the measurement period related to the 2011 purchase of Omega Hospice, LLC.
The carrying basis and accumulated amortization of recognized intangible assets, at December 31, 2012, were as follows:

(in thousands)	December 31, 2012
	Gross		Net
	Carrying	Accumulated	Carrying
	Amount	Amortization	Amount
Amortized intangible assets:
Trade names	$760	$760	—
Backlog and noncompete agreements	23,676	22,749	927
Total	$24,436	$23,509	$927

	Gross		Net
	Carrying	Accumulated	Carrying
	Amount	Impairment	Amount
Unamortized intangible assets:
Trade names	$53,023	$16,539	$36,484
Certifications and licenses	18,611	1,536	17,075
Total	$71,634	$18,075	$53,559
In 2012, the Business had intangible asset additions of $475,000 in indefinite life licenses and trade names related to its Home Team of Kansas purchase (see note 11). The Business recognized an impairment for other trade name intangibles of $2,220,000.

Amortization expense for the year ended December 31, 2012 was $506,000. Estimated aggregate future amortization expense is as follows:

(in thousands)
2013	$338
2014	274
2015	265
2016	51
Future amortization expense	$928

Note 8.	Long-Term Debt
Long-term debt, at December 31, 2012, included the following:

(in thousands)	December 31, 2012
Senior secured credit facility:
Senior term loan	$105,945
Senior subordinated notes	89,423
Line of credit	24,500
Senior notes	51,497
Capital leases	1,667
273,032
Current portion of long-term debt	(42,979)
Long-term debt — net of current portion	$230,053
Senior Secured Credit Facility
The Business entered into a $155,000,000 senior secured term loan facility and secured a $40,000,000 revolving line of credit (“Senior Credit Facility”). The Senior Credit Facility is secured by a first priority security interest in substantially all of the Business’s current and future tangible and intangible assets. The $155,000,000 term loan portion of the Senior Credit Facility is composed of $110,000,000 of tranche A funding subject to interest at the London InterBank Rate (“LIBOR”) plus an applicable margin of 5.5%, and $45,000,000 of tranche B funding subject to LIBOR, plus an applicable margin of 4.5%. Both tranches are payable in quarterly installments through March 2, 2015. The revolving line of credit also bears interest at LIBOR, plus an applicable margin of 5.5% and is due March 2, 2015. The Senior Credit Facility is subject to a LIBOR floor of 3.0% and the interest rate was 8.5% at December 31, 2012.
The Business has also issued Senior Subordinated Notes due March 2, 2016 (“Sub Notes”) in an aggregate principal amount of $84,845,000, at LIBOR plus an applicable margin of 13.8%. This includes 2% paid-in-kind interest and is also subject to a 3.0% LIBOR floor. The Business has the option to redeem all or part of the Sub Notes prior to March 2, 2016, subject to certain conditions. In connection with the issuance of the Sub Notes, the Business issued warrants to acquire 326,680 shares of Class D common stock of Holdings. These warrants have an exercise price of $0.01 per unit and have a term of 10 years.
Senior Notes
The Business issued Senior Notes due August 3, 2016 (“Senior Notes”) in an original aggregate principal amount of $50,000,000. The 12% interest due under the Senior Notes is, at the option of the Business, payable in cash or paid-in-kind notes. The Business has the option to redeem all or part of the Senior Notes prior to August 3, 2016, subject to certain conditions. In connection with the issuance of the Senior Notes, the Business issued warrants to acquire 93,715 Class D shares of the Business. These warrants have an exercise price of $0.01 per share, have a term of 10 years, and vest evenly over three years, beginning August 3, 2011. The Business valued the warrants at $16,783,000 at the time of issuance, which created an equivalent discount on the face value of the Senior Notes for the same amount.

Debt Covenants
Both the Senior Credit Facility and the Sub Notes contain restrictive covenants, including limitations on indebtedness and the maintenance of certain financial ratios. The Business was in compliance with all covenants at December 31, 2012.
Aggregate annual maturities of long-term debt and capital leases, at December 31, 2012, were as follows:

	Long-Term Debt	Capital
	(Excluding Capital	Lease
(in thousands)	Lease Obligations)	Obligations
2013	$42,215	$812
2014	20,614	613
2015	67,616	293
2016	140,920	5
2017 and thereafter	—	—
Total	271,365	1,723
Less amount representing interest		(56)
Present value of future minimum lease payments		1,667
Less current maturities	(42,215)	(764)
Noncurrent portion	$229,150	$903
Other
Holdings anticipates that all of the outstanding balances due on the senior secured credit facility and senior notes will be paid off concurrently with the closing of the Transaction.

Note 9.	Operating Leases
The Business has leases at various locations and nursing facilities under noncancelable agreements that expire between 2015 and 2022, which require various minimum annual rentals. The Business’s typical operating leases are for lease terms of three to 15 years and may include, in addition to base rental amounts, certain landlord pass-through costs for the Business’s pro-rata share of the lessor’s real estate taxes, utilities, and common area maintenance costs. Some of the Business’s operating leases contain escalation clauses, which increase annual minimum base rentals over the term of the lease. The scheduled rent increases are recognized on a straight-line basis over the lease term.
Future minimum lease payments for operating leases, at December 31, 2012, were as follows:

(in thousands)	December 31, 2012
2013	$3,776
2014	3,749
2015	3,476
2016	3,182
2017	3,281
Thereafter	11,984
Future minimum operating lease payments	$29,448
Rental expense for all operating leases was $9,712,000 for the year ended December 31, 2012.

Note 10.	Income Taxes
The total tax expense included in the financial statements for the year ended December 31, 2012 includes these components:

(in thousands)	December 31, 2012
Current income tax benefit	$(3,841)
Deferred income tax expense	1,279
Total tax benefit	$(2,562)

A reconciliation of income tax benefit at the statutory rate to the Business’s actual income tax benefit for the year ended December 31, 2012 is as follows:

(in thousands)	December 31, 2012
Computed at the statutory rate (35%)	$(3,080)
Increase (decrease) resulting from:
Nondeductible expenses	1,027
General business credits	(954)
State income taxes, net of federal benefit	(23)
Other	468
Total	$(2,562)
The tax effects of temporary differences related to deferred taxes shown on the combined balance sheets, at December 31, 2012, were as follows:

(in thousands)	December 31, 2012
Deferred tax assets and liabilities:
Allowance for doubtful accounts	$952
Accrued expenses	1,342
Deferred revenue	292
Investment in partnership	739
Reserves	2,002
Capital loss carryforwards	342
Credit carryforwards	2,196
Net operating loss carryforwards	7,628
Prepaid expenses	(336)
Stock-based compensation	571
Depreciation	(2,587)
Intangibles and goodwill	(20,474)
Deferred rent	531
Other	(169)
Net deferred tax liabilities before valuation allowance	(6,971)
Valuation allowance	(1,133)
Net deferred tax liabilities	$(8,104)
The above net deferred tax liabilities, at December 31, 2012, are presented on the accompanying combined balance sheets as follows:

(in thousands)	December 31, 2012
Deferred tax assets — current	$3,940
Deferred tax liability — noncurrent	(12,044)
Net deferred liability	$(8,104)

As of December 31, 2012, the Business had approximately $20.1 million of unused net operating loss carryforwards that expire beginning in 2021. Utilization of the net operating loss carryforwards is subject to substantial annual limitations due to the “change in ownership” provision of the Internal Revenue Code of 1986, as amended. The annual limitation may result in the expiration of the net operating losses before utilization.
A valuation allowance of $1.1 million has been recorded to reduce the deferred tax asset associated with the net operating loss carryforwards to its estimated realizable value since some of the carryforward may expire before realization.

Note 11.	Acquisitions
ASC 805, Business Combinations, requires that identifiable assets acquired, liabilities assumed and any noncontrolling interest acquired in an acquiree be recognized and measured as of the acquisition date at fair value. When the Business executes a business combination, the Business records identifiable assets acquired, liabilities assumed, and noncontrolling interest acquired at fair value, and the Business records goodwill as the sum of (1) the consideration transferred, (2) fair value of any noncontrolling interest, and (3) fair value of the acquirer’s previously held interest in the acquiree, if any, less the acquisition-date fair value of the net assets acquired.
Current Year Acquisitions
Home Team of Kansas Acquisition
On April 2, 2012, the Business purchased 100% of the issued and outstanding capital stock of The Home Team of Kansas, LLC (“HTOK”) for a total purchase price of $2,328,000. HTOK is a provider of home care services to patients in the state of Kansas. The acquisition expanded the Business’s home health market area in the state of Kansas. The results of HTOK’s operations have been included in the combined financial statements since the acquisition date.
In accordance with ASC 805-740, Business Combinations - Income Taxes, $181,000 in deferred taxes have been recognized for differences between the carrying amounts and tax bases of all acquired assets and liabilities and intangible assets in 2012.
The purchase price for the Business’s 2012 acquisition was allocated to the fair values of the net tangible and intangible assets acquired, including the cumulative impact of adjustments made to such allocations through December 31, 2012 as follows:

(in thousands)	HTOK
Current assets	$365
Liabilities assumed	(445)
Identifiable intangible assets	475
Goodwill	1,933
Purchase price	$2,328

Note 12.	Contingencies
An affiliate of the Business completed the acquisition of Voyager HospiceCare, Inc. (“Voyager”) on August 3, 2010 for a purchase price of $92 million (subject to adjustments for working capital items). As a part of this agreement, $14 million was deposited into an escrow account for outstanding legal contingencies, including a lawsuit by a former employee of Hospice Care of Kansas, LLC, a subsidiary of Voyager (“HCoK”), and the Department of Justice (“DOJ”), against HCoK regarding alleged Medicare billing errors which occurred from 2004 to 2008 (prior to being acquired by an affiliate of the Business) (“HCoK Lawsuit”). In addition to the aforementioned escrow, the Voyager sellers, including SKM Equity Fund III (which held approximately 90% of the total outstanding shares of Voyager), have severally agreed to indemnify an affiliate of the Business for, among other indemnifiable items, any losses associated with the HCoK Lawsuit. In June, 2012 an agreement was reached with the DOJ to settle the HCoK Lawsuit, without any admission of liability by HCoK, Voyager or the Business, for $6.1 million and the payment of approximately $500,000 in relator’s attorney’s fees and expenses, and the Business was indemnified for such settlement amounts.

Note 13.	Professional and General Liability Coverage
At December 31, 2012, all divisions of the Business had in place medical malpractice insurance purchased through commercial insurance carriers under claims made policies, renewable annually, on a fixed premium basis. The commercial insurance coverage has deductibles ranging from $50,000 to $100,000 per claim.

Note 14.	Subsequent Events
Effective May 1, 2013, the Business refinanced its then existing Senior Secured Credit Facility.  In connection with the closing of the new Senior Secured Credit Facility, the Business entered into a $150,000,000 senior secured term loan facility and secured a $40,000,000 revolving line of credit (“New Senior Credit Facility”).  The New Senior Credit Facility was secured by a first priority security interest in substantially all of the Business’s current and future tangible and intangible assets. The $150,000,000 term loan portion of the Business’s New Senior Credit Facility was subject to interest at the London InterBank Rate (“LIBOR”), plus an applicable margin of 5.5%, and was payable in quarterly installments beginning September 30, 2013 through its maturity date of April 30, 2018, subject to certain conditions. The revolving line of credit also bore interest at LIBOR, plus an applicable margin of 5.5%, and was due April 30, 2018, subject to certain conditions. The term loan portion of the New Senior Credit Facility was subject to a LIBOR floor of 1.25%.  In connection with the closing of the transaction, the New Senior Credit Facility was repaid in full.
On October 18, 2013, Gentiva acquired Holdings’ home health and hospice businesses. Holdings’ existing shareholders retained the long-term care business. The financial statements and footnotes contained in this report represent the combined operations of the home health and hospice operating divisions.
The Business has evaluated subsequent events through December 11, 2013, the date the accompanying financial statements were issued, to determine whether any events occurred that required recognition or disclosure in the accompanying combined financial statements and concluded that there were no further subsequent events which should be included through the date of this report.

Exhibit 99.2

HARDEN HEALTHCARE HOLDINGS, INC. NET ASSETS SOLD
(Certain Assets, Liabilities and Operations Related to the
Harden Home Health and Hospice Divisions)

COMBINED BALANCE SHEETS (UNAUDITED)
AS OF SEPTEMBER 30, 2013 AND DECEMBER 31, 2012

	September 30, 2013	December 31, 2012
ASSETS	(Amounts in thousands)
Current assets:
Cash and cash equivalents	$18,244	$773
Patient accounts receivable — net of allowances of $2,597 and $2,505
at September 30, 2013 and December 31, 2012, respectively	56,741	58,353
Other receivables	2,047	3,018
Other current assets	2,130	1,868
Deferred tax assets	1,253	3,940
Total current assets	80,415	67,952

Property and equipment — Net	18,838	21,495
Other assets:
Deferred financing costs — net of amortization	11,588	10,688
Goodwill	186,304	186,356
Intangible assets — net of amortization	54,217	54,486
Deposits and other	2,848	2,570
Total other assets	254,957	254,100

Total assets	$354,210	$343,547
LIABILITIES AND EQUITY
Current Liabilities:
Current maturities of long-term debt	$23,864	$42,979
Accounts payable	6,927	9,061
Accrued payroll	12,527	12,000
Other accrued expense	18,276	19,015
Deferred revenue	9,755	9,070
Total current liabilities	71,349	92,125
Noncurrent Liabilities:
Deferred tax liabilities	21,037	12,044
Long-term debt	288,366	230,053
Other liabilities	3,429	2,060
Total noncurrent liabilities	312,832	244,157
Total liabilities	384,181	336,282

Contingencies (Note 11)

Total equity	(29,971)	7,265
Total liabilities and equity	$354,210	$343,547

See notes to combined financial statements.

HARDEN HEALTHCARE HOLDINGS, INC. NET ASSETS SOLD
(Certain Assets, Liabilities and Operations Related to the
Harden Home Health and Hospice Divisions)

COMBINED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2013 AND 2012

	For the Nine Months Ended
	September 30, 2013	September 30, 2012
	(Amounts in thousands)
Net patient service revenue	$355,480	$355,892
Cost of services provided	218,311	213,685
Gross profit	137,169	142,207
Operating costs:
Selling, general and administrative	108,990	102,090
Depreciation and amortization	6,582	6,231
Provision for uncollectible accounts	5,576	4,401
Total operating costs	121,148	112,722
Loss on disposal of property	(1,194)	—
Operating income	14,827	29,485
Other income (expense):
Interest expense	(30,588)	(30,223)
Interest income	32	24
Other income (expense)	(4,132)	51
Other expense — net	(34,688)	(30,148)
Loss before income taxes	(19,861)	(663)
Income tax expense (benefit)	12,688	(28)
Net loss	(32,549)	(635)
Net income attributable to noncontrolling interest	—	(99)
Net loss attributable to Harden Healthcare Holdings, Inc. Net Assets Sold	$(32,549)	$(734)
See notes to combined financial statements.

HARDEN HEALTHCARE HOLDINGS, INC. NET ASSETS SOLD
(Certain Assets, Liabilities and Operations Related to the
Harden Home Health and Hospice Divisions)

COMBINED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2013 AND 2012

	For the Nine Months Ended
	September 30, 2013	September 30, 2012
	(Amounts in thousands)
OPERATING ACTIVITIES:
Net loss	$(32,549)	$(635)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	6,582	6,231
Loss on disposal of assets	1,166	12
Provision for uncollectible accounts	5,576	4,401
Amortization of deferred debt issuance costs	2,732	2,898
Stock-based compensation	356	211
Loss on extinguishment of debt	4,024	—
Noncash interest expense	9,130	7,602
Deferred taxes	11,679	3,868
Changes in:
Accounts receivable	(3,965)	(3,162)
Accounts payable and accrued expense	(2,344)	(857)
Other assets and liabilities	(2,560)	(1,601)
Net cash (used in) provided by operating activities	(173)	18,968
INVESTING ACTIVITIES:
Proceeds from sale of property and equipment	880	5
Purchase of property and equipment	(5,654)	(8,419)
Purchase of entities (net of cash acquired)	—	(2,038)
Net cash used in investing activities	(4,774)	(10,452)
FINANCING ACTIVITIES:
Deferred financing costs	(7,656)	(723)
Proceeds from borrowings on revolver	48,000	47,500
Repayment of borrowings on revolver	(56,500)	(35,000)
Proceeds from issuance of long-term debt	147,000	—
Principal payments on long-term debt	(108,426)	(19,160)
Purchase of treasury stock	—	(109)
Payment of dividends	—	(1,500)
Net cash provided by (used in) financing activities	22,418	(8,992)
Increase (decrease) in cash and cash equivalents	17,471	(476)
Cash and cash equivalents — Beginning of year	773	3,982
Cash and cash equivalents — End of year	$18,244	$3,506

SUPPLEMENTAL CASH FLOWS INFORMATION:
Interest paid	$18,727	$19,723
Taxes paid (received)	$1,725	$(1,576)
SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Property additions financed by capital lease	$—	$117
See notes to combined financial statements.

HARDEN HEALTHCARE HOLDINGS, INC. NET ASSETS SOLD
(Certain Assets, Liabilities and Operations Related to the
Harden Home Health and Hospice Divisions)

NOTES TO COMBINED FINANCIAL STATEMENTS (UNAUDITED)
AS OF AND FOR THE PERIODS ENDED SEPTEMBER 30, 2013 AND 2012

Note 1.	Basis of Presentation and Nature of Operations
On October 18, 2013, Gentiva Health Services, Inc. (“Gentiva”) acquired certain assets of Harden Healthcare Holdings, Inc. (“Holdings”). Pursuant to a merger agreement dated September 18, 2013 (“the Transaction”), Gentiva acquired Holdings’ home health and hospice businesses (“Net Assets Sold” or the "Business”). Prior to the acquisition by Gentiva, Holdings transferred the assets and liabilities of its long-term care and New York home health businesses to CTLTC Real Estate, LLC (“DistributionCo”) and spun off the ownership interest in DistributionCo to certain stockholders of Holdings. The financial statements and footnotes contained in this report represent the combined operations only of Holdings' home health and hospice operating divisions.
Basis of Presentation
The accompanying financial statements contain financial information related to the Net Assets Sold. Historically, financial statements have not been prepared for the Net Assets Sold. The accompanying carve-out financial statements present the statements of financial position of the Net Assets Sold and the statement of operations and cash flows of the Net Assets Sold for inclusion in Gentiva’s Form 8-K filing for purposes of complying with the rules and regulations of the Securities and Exchange Commission. These statements include only those assets, liabilities and related operations of the Net Assets Sold and exclude all other assets, liabilities and operations of Holdings. The accompanying carve-out financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") using allocations and estimates where data was not maintained on a specific basis within the books and records. Allocations were based primarily on the percentage of expenses related to the Home Health and Hospice divisions as compared to the expenses incurred for Holdings’ other activities, adjusted when needed based on facts and circumstances where a more specific allocation was deemed more appropriate. Due to the significant number of allocations and estimates used to prepare these carve-out financial statements, they may not reflect the financial position, cash flows or results of operations of the Net Assets Sold in the future or what the results of operations, cash flows and financial positions would have been had the Net Assets Sold been operated on a stand-alone basis during the periods presented.
Home Health Division
The home health division provides a wide variety of services in the home, including home healthcare for seniors and others who need professional health services in the home, as well as personal care assistance, such as bathing, grooming, shopping and light housekeeping.
Home Healthcare - This program is designed to care for patients with specific medical needs and includes a broad array of professional and nonprofessional services. Working with the patient’s physician, a personal plan is designed to meet the needs of the patient.
The home health division offers the following services in 12 states primarily in the central United States: skilled nursing; physical therapy; speech therapy; occupational therapy; medical social services; patient and family education; wound care; cardiac pulmonary care; personal care service (bathing, dressing, grooming etc.); bowel and bladder program; diabetic teaching and care; anticoagulant monitoring; blood pressure monitoring; medication management; infusion therapies; tracheotomy care; ventilator care; catheter care; and central line and port maintenance and management.
Community Care - The personal home care/living assistance services (sometimes called “community care”) program supports clients who have chronic or long-term disabilities who need help with routine personal care. These services include help with personal needs, such as bathing and dressing, and household activities, such as laundry and shopping, all of which help enable the client to remain at home. The community care program provides these services in Texas, Missouri, Oklahoma and Kansas.
Hospice Care Division
Hospice is a special form of care that is designed to provide comfort and support for those who are facing a life-limiting illness. It is a compassionate form of care that promotes dignity and affirms quality of life for the patient, family members and other loved ones. The hospice care division specialized team of hospice professionals work with the patient, family members, and attending physician to develop a plan of care that will best meet the patient’s and family’s needs.
The hospice care division provides the following hospice services throughout seven states in the United States: skilled nursing; home health aide services; nutrition therapy; medical social work; physical therapy; occupational therapy; and speech therapy.

Principles of Combination
The combined financial statements of the Business include the Net Assets Sold of Holdings’ home health and hospice divisions and all wholly owned subsidiaries of those divisions. All significant intercompany accounts and transactions have been eliminated in the accompanying combined financial statements, and business combinations accounted for as purchases have been included in the combined financial statements from their respective dates of acquisition.
The Business is dependent upon Holdings for all its working capital and financing requirements. Accordingly, the transfers of financial resources between the Company and the Business are reflected as equity transactions.
For investments in which the Business does not have a controlling interest, the Business records subsidiary investments under the equity method of accounting.

Note 2.	Summary of Significant Accounting Policies
Use of Estimates
The Business’s accounting and reporting policies conform with GAAP. In preparing the combined financial statements, the Business is required to make estimates and assumptions that impact the amounts reported in the combined financial statements and accompanying notes. Actual results could materially differ from those estimates.
Cash and Cash Equivalents
The Business considers all highly liquid securities with a maturity of three months or less when purchased to be cash equivalents.
Patient Accounts Receivable
The Business’s patient accounts receivable are uncollateralized and consist of amounts due from Medicare, Medicaid, other third-party payers and patients.
The Business reports patient accounts receivable for services rendered at net realizable amounts from third party payers, patients, and others. The Business provides an allowance for doubtful accounts based upon a review of outstanding receivables, historical collection information and existing economic conditions. As a service to the patient, the Business bills third party payers directly and bills the patient when the patient’s liability is determined. Patient accounts receivable are due in full when billed. Accounts are considered delinquent and may be subsequently written off as bad debts based on individual credit evaluation and specific circumstances of the account.
Property and Equipment
Property and equipment is stated at cost and depreciated on a straight-line basis over the shorter of the related lease term for leasehold improvements or the estimated useful lives of the assets as follows:

Asset	Years
Furnishings, fixtures, and equipment	3–7
Leasehold improvements	3–20
Maintenance and repair expenses are charged to expense as incurred. The cost of property and equipment sold or disposed of and the related accumulated depreciation are eliminated from the property and related accumulated depreciation accounts, and any gain or loss is credited or charged to other income (expense). We record capital leases at the beginning of the lease term as assets and liabilities at the present value of the minimum lease payments.
Goodwill and Intangible Assets
Goodwill and intangible assets that are not subject to amortization are tested for impairment annually or more frequently when events or changes in circumstances indicate that such assets might be impaired. Goodwill is the excess of the acquisition cost of a business over the fair value of the identifiable net tangible assets acquired.
Goodwill is not amortized but instead evaluated annually for impairment using a preliminary qualitative assessment and two-step process if deemed necessary. In 2011, the Business adopted an Accounting Standard Update (“ASU”) that allows an entity to consider qualitative indicators to determine if the current two-step test is necessary. Under the provisions of the updated guidance, the step-one test of a reporting unit’s fair value is not required unless, as a result of the qualitative assessment, it is more likely than not (a likelihood of more than 50%) that fair value of the reporting unit is less than its carrying amount. Events and circumstances integrated into the qualitative assessment process include a combination of macroeconomic conditions affecting equity and credit markets, significant changes to the cost structure, overall financial performance and other relevant events affecting the reporting unit. In the first step of the impairment test, the fair value of each of our reporting units is compared to its carrying amount, including goodwill. The Business has determined that goodwill should be applied to the reporting units within the business segments that benefit from the assets whose fair value exceeds their carrying amount. Accordingly, the Business identified two such reporting units - Hospice and Home Health.
The estimated fair value of the reporting unit is determined using a combination of a discounted cash flow (“DCF”) model and market based approaches. The assumptions used in the estimate of fair value are based upon a combination of historical results and trends, new industry developments, future cash flow projections, as affected by the Business’s weighted average cost of capital (“WACC”), as well as relevant comparable company earnings multiples for the market based approaches. Such assumptions are subject to change as a result of changing economic and competitive conditions. The Business’s estimates of discounted cash flows may differ from actual cash flows due to, among other things, economic conditions, changes to its business model, or changes in operating performance. Although the Business believes that the financial projections used are reasonable and appropriate for both of its reporting units, there is uncertainty inherent in those projections.
The second step compares the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill. The implied fair value is determined by allocating the fair value of the reporting unit to all of the assets and liabilities other than goodwill in a manner similar to a purchase price allocation. The excess of the fair value of a reporting unit over the amounts assigned to its assets and liabilities is the implied fair value of goodwill. If the carrying amount of goodwill is greater than the implied fair value of that goodwill, then an impairment charge would be recorded equal to the difference between the implied fair value and the carrying value.
Intangible assets consist of licenses, acquired trade names and noncompete agreements. The Business amortizes noncompete agreements on a straight-line basis over their estimated useful lives. The cost of acquired trade names and licenses, which are indefinite life intangibles, is not amortized.
Impairment of Long-Lived Assets
Periodically, when indicators of impairment are present, the Business evaluates the recoverability of the net carrying value of long-lived assets by comparing the carrying values to the estimated future undiscounted cash flows, excluding interest. A deficiency in these cash flows relative to the carrying amounts is an indication of the need for a write-down due to impairment. The amount of the impairment, if any, by the amount by which the carrying value exceeds the fair value. Among other variables, the Business considers factors such as the effects of external changes to the business environment, competitive pressures, market erosion, technological and regulatory changes as factors which could provide indications of impairment.
Deferred Financing Costs
The Business amortizes deferred debt issuance costs related to its long-term obligations using the effective interest method over their respective terms through interest expense, unless the debt is extinguished, in which case unamortized balances are immediately expensed. As of September 30, 2013 and December 31, 2012, the Business had unamortized debt issuance costs of approximately $11,600,000 and $10,700,000, respectively, recorded as other assets in its accompanying combined balance sheets. For the periods ended September 30, 2013 and 2012, the Business amortized approximately $2,700,000 and $2,900,000 in deferred debt issuance costs, respectively.
Net Patient Service Revenue
The Business has agreements with third party payers that provide for payments to the Business at amounts different from its established rates. Net patient service revenue is reported at the estimated net realizable amounts from patients, third party payers and others for services rendered and includes estimated retroactive revenue adjustments. Retroactive adjustments are considered in the recognition of revenue on an estimated basis in the period the related services are rendered and such estimated amounts are revised in future periods as adjustments become known.
Laws and regulations governing the Medicare and Medicaid programs and certain other third-party programs
Laws and regulations governing the Medicare and Medicaid programs and certain other third-party programs are complex and subject to interpretation. As a result, there is at least a reasonable possibility that recorded estimates of third-party settlements will change by a material amount in the near term. The Business’s intent is to be in compliance with all applicable laws and regulations, and it is not aware of any significant pending or threatened investigations involving allegations of potential wrongdoing except as noted above. Compliance with such laws and regulations can be subject to future review and interpretation. Changes in the Medicare and Medicaid programs and a reduction of funding could have an adverse effect on the Business.
Income Taxes
Under ASC Topic 740-10, Income Taxes, deferred tax assets and liabilities are recognized for the tax effects of differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred income tax assets are reduced by a valuation allowance if, based on available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized.
Uncertain tax positions must be more likely than not before a tax benefit is recognized in the financial statements. The benefit to be recorded is the amount most likely to be realized assuming a review by tax authorities having all relevant information and applying current conventions. Any accrued interest or penalties related to uncertain tax positions are recognized in the financial statements as a component of income tax expense.
Profit-Sharing and Deferred Compensation Plans
The Business participates in Holdings' 401(k) profit sharing plan covering substantially all employees. The Business’s contributions to the Plan are determined annually by the management of the Business. For the period ended September 30, 2012 contributions to the 401(k) plan were approximately $361,000. There were no matching contributions made in 2013.
The Business participates in Holdings' deferred compensation plan for additional tax-deferred savings for a select group of management or highly compensated employees. The deferred compensation plan permits participants to defer up to 100% of compensation and bonus that would otherwise be payable to them. Business matching contributions to the plan were approximately $252,000 and $37,000 for the periods ending September 30, 2013 and 2012, respectively.
Share-Based Compensation
The Business records all share-based compensation as an expense in the combined financial statements measured at the fair value of the award. The share-based compensation relates to certain restricted shares and options to acquire shares of Holdings that are awarded to employees of the Business. The Business recognizes compensation cost on a straight-line basis over the requisite service period for each separately vesting portion of the award. Share-based compensation expense for the periods ended September 30, 2013 and 2012 was approximately $356,000 and $211,000, respectively.
Noncontrolling Interests
As of September 30, 2013 and December 31, 2012, the Business directly or indirectly owns a 100% interest in all of its subsidiaries.
On October 24, 2012, the Business purchased the remaining 10% of Lighthouse Hospice Partners, LLC, that it did not already own, from a minority owner thereof for a total purchase price of $1,050,000.
Fair Value of Assets and Liabilities
Fair value accounting includes a framework for measuring fair value, which is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). It also includes disclosures about fair value measurements, which prioritizes the inputs to valuation techniques.
The classification of a financial instrument within the valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability on the measurement date. The three levels of the hierarchy in order of priority of inputs to the valuation technique are defined as follows:

•	Level 1—Observable quoted market prices in active markets for identical assets or liabilities.

•
Level 2—Observable inputs other than level 1, such as quoted prices in active markets for similar assets or liabilities, quoted prices for identical or similar assets or liabilities in markets that are not active, or inputs other than quoted prices that are observable for the asset or liability.

•	Level 3—Unobservable inputs for the asset or liability that are significant to the fair value of the assets or liabilities.
The Business utilizes the best available information in measuring fair value. The Business’s assets and liabilities recorded at fair value on a recurring basis classified within Level 2 of the fair value hierarchy consist of a derivative contract and investments in insurance contracts.
The Business currently has no financial instruments subject to fair value measurement on a recurring basis. Disclosures about fair value of financial instruments require disclosure whether or not recognized in the balance sheet. The Business, in estimating its fair value disclosures for financial instruments not recorded at fair value, used the following methods and assumptions.
The fair value of long-term debt approximates its carrying value using Level 2 of the fair value hierarchy, because the interest rates approximate rates at which similar types of borrowing arrangements could be currently obtained by the Business.

For the Business’s other assets and liabilities, including cash and cash equivalents, patient accounts receivable and accounts payable, the Business estimates the carrying amounts approximate fair value due to their short term to maturity.

Note 3.	Preparation of Carved-Out Financial Statements
The following allocation policies were used in the preparation of these carved-out financial statements. Unless otherwise noted, these policies have been consistently applied in the financial statements.
Financial statement items related specifically to the Business were identified and included in the financial statements. These include balance sheet items, revenue, direct costs, labor and benefits, facilities and maintenance, consulting and outside services, and general and administrative costs.
For purposes of presenting the carved-out financial statements, allocations were required to determine the cost of general and administrative activities performed by the Business’s corporate operations. These shared services included, but are not limited to, executive management, accounting, information services, professional and consulting fees, legal, and human resources. Where specific identification could not be utilized, allocations were made based upon revenue or headcount.
Management believes that the allocation methodologies are reasonable; however, expenses allocated to the Business are not necessarily indicative of the expenses that would have been incurred on a stand-alone basis nor are they indicative of costs that may be incurred in the future. Actual results could differ from these estimates. It is not practical to estimate the costs that would have been incurred by the Business if it had operated on a stand-alone basis.

Note 4.	Net Patient Service Revenue
The Business has agreements with third party payers that provide for payments to the Business at amounts different from its established rates. Approximately 93% of net patient service revenues for the periods ended September 30, 2013 and 2012, respectively, were from participation in the Medicare and state-sponsored Medicaid programs. Laws and regulations governing the Medicare and Medicaid programs are complex and subject to interpretation and change. These payment arrangements are as follows:
Medicare
Home Health - The Medicare home health benefit is available both for patients who need care following discharge from a hospital and patients who suffer from chronic conditions that require ongoing but intermittent care. Revenue is recognized at the time the service is provided to the client under the Prospective Payment System (“PPS”) reimbursement system for Medicare clients. Under PPS, the Business receives revenue based on Home Health Reimbursement Group (“HHRG”) values. The Business is paid based on applicable HHRG values for providing an episode of care that covers a period of care not to exceed 60 days. The Business is prepaid 60% of the payment upon commencement of care, and the remaining 40% is paid at the completion of the episode. For all subsequent episodes, Medicare will prepay 50% of the payment at the beginning of the episode and 50% at the end of the episode. The Business recognizes the revenue from each episode on a daily basis over the 60-day period. Initial billings under PPS are recognized as deferred revenue and subsequently amortized into revenue. As of September 30, 2013 and December 31, 2012, the Business had deferred revenue of approximately $9,800,000 and $9,100,000, respectively, related to the PPS.
Hospice - The Medicare hospice benefit is available to Medicare-eligible patients with terminal illnesses, where life expectancy is six months or less. Payments are based on daily rates for each day a beneficiary is enrolled in the hospice benefit. Rates are set based on specific levels of care, are adjusted by a wage index to reflect health care labor costs across the country, and are established annually through federal legislation. The levels of care are routine care, general inpatient care, continuous home care and respite care.
The Medicare payment cap, which is calculated for each provider by the Medicare fiscal intermediary at the end of the hospice cap period, is determined under the proportional method. The proportional method allocates each beneficiary's Medicare payment cap based on the ratio of the number of days the beneficiary received hospice services from the Company over the total number of days the beneficiary received hospice services from all providers. The Medicare payment cap amount is then further allocated between the hospice cap periods based on the ratio of the number of days the Company provided hospices services during each cap period. The sum of each beneficiary's Medicare cap payment, as determined above, represents the aggregate Medicare payment cap. Medicare revenue paid to a provider during the hospice cap period cannot exceed the aggregate Medicare payment cap. The hospice cap amount is computed on a program-by-program basis. The Business records a liability in the event that payments have been received in excess of calculated cap estimates.
Medicaid
Home Health Division - Home health services rendered to Medicaid program beneficiaries are reimbursed prospectively at the lesser of the Medicare interim payment rate or the Medicaid ceiling rate in effect with no settlement made on the difference between the interim per diem rates paid and actual costs in most states.

Homemaker chore and personal care services rendered to Title XIX and Title XX patients are reimbursed on the basis of estimated per diem rates.
Hospice Division - Hospice services rendered to Medicaid program beneficiaries are reimbursed prospectively at the Medicaid hospice rates with no settlement made on the difference between the interim per diem rates paid and actual costs.
Commercial Insurance
Home Health and Hospice Divisions - The Business has also entered into payment agreements with certain commercial insurance carriers, health maintenance organizations and preferred provider organizations. Services rendered to patients covered by policies with these organizations are paid at the Business’s established or negotiated payment rates based on episodic-based rates or per visit rates depending upon the terms and conditions established with such payers.

Note 5.	Property and Equipment
Property and equipment at September 30, 2013 and December 31, 2012 consisted of the following:

(in thousands)	September 30, 2013	December 31, 2012
Leasehold improvements	$2,605	$2,603
Furnishings, fixtures, and equipment	35,631	33,803
Construction in progress	5,414	5,420
Total property and equipment	43,650	41,826
Less accumulated depreciation	(24,812)	(20,331)
Net property and equipment	$18,838	$21,495
At September 30, 2013 and December 31, 2012, the Business had $2,992,000 and $4,233,000, respectively, of property and equipment under capital lease obligations and associated accumulated depreciation of $1,730,000 and $2,291,000, respectively.
Depreciation and amortization expense related to property and equipment, including amortization of assets under capital lease was approximately $6,312,000 and $5,825,000 for the periods ended September 30, 2013 and 2012, respectively.

Note 6.	Goodwill and Intangible Assets
The changes in the carrying amount of goodwill for the periods ended September 30, 2013 and December 31, 2012 are shown below:

(in thousands)	September 30, 2013	December 31, 2012
Balance — Beginning of period	$186,356	$183,820
Acquisitions (Note 10)	—	1,933
Adjustments to provisional amounts	(52)	603
Balance — End of period	$186,304	$186,356
The $603,000 of adjustments to provisional amounts in 2012 reflect the receipt of final information regarding certain assets and liabilities during the measurement period related to the 2011 purchase of Omega Hospice, LLC.
The carrying basis and accumulated amortization of recognized intangible assets, at September 30, 2013 and December 31, 2012, were as follows:

(in thousands)	September 30, 2013			December 31, 2012
	Gross		Net	Gross		Net
	Carrying	Accumulated	Carrying	Carrying	Accumulated	Carrying
	Amount	Amortization	Amount	Amount	Amortization	Amount
Amortized intangible assets:
Trade names	$760	$760	$—	$760	$760	$—
Backlog and noncompete agreements	23,676	23,018	658	23,676	22,749	927
Total	$24,436	$23,778	$658	$24,436	$23,509	$927

	Gross		Net	Gross		Net
	Carrying	Accumulated	Carrying	Carrying	Accumulated	Carrying
	Amount	Impairment	Amount	Amount	Impairment	Amount
Unamortized intangible assets:
Trade names	$53,023	$16,539	$36,484	$53,023	$16,539	$36,484
Certifications and licenses	18,611	1,536	17,075	18,611	1,536	17,075
Total	$71,634	$18,075	$53,559	$71,634	$18,075	$53,559
In 2012, the Business had intangible asset additions of $475,000 in indefinite life licenses and trade names related to its Home Team of Kansas purchase (see note 10). In 2012, the Business recognized an impairment for other trade name intangibles of $2,220,000.
Amortization expense for the periods ended September 30, 2013 and 2012 was $269,000 and $410,000, respectively. Estimated aggregate future amortization expense is as follows:

(in thousands)
2013	$68
2014	274
2015	265
2016	51
Future amortization expense	$658

Note 7.	Long-Term Debt
Long-term debt, at September 30, 2013 and December 31, 2012, included the following:

(in thousands)	September 30, 2013	December 31, 2012
Senior secured credit facility:
Senior term loan	$148,125	$105,945
Senior subordinated notes	88,046	89,423
Line of credit	16,000	24,500
Senior notes	59,003	51,497
Capital leases	1,056	1,667
	312,230	273,032
Current portion of long-term debt	(23,864)	(42,979)
Long-term debt — net of current portion	$288,366	$230,053
Senior Secured Credit Facility
In May 2013, the Business refinanced its Senior Secured Credit Facility, due March 2, 2016, as well as the Business’s existing line of credit, and paid related fees and expenses, and entered into a new senior secured credit facility (“Senior Credit Facility”).
The Business entered into a $150,000,000 senior secured term loan facility and secured a $40,000,000 revolving line of credit (“New Senior Credit Facility”).  The New Senior Credit Facility is secured by a first priority security interest in substantially all of the Business’s current and future tangible and intangible assets. The $150,000,000 term loan portion of the Business’s New Senior Credit Facility is subject to interest at the London InterBank Rate (“LIBOR”), plus an applicable margin of 5.5%, and is payable in quarterly installments beginning September 30, 2013 through its maturity date of April 30, 2018, subject to certain conditions. The revolving line of credit also bears interest at LIBOR, plus an applicable margin of 5.5%, and is due April 30, 2018, subject to certain conditions. The term loan portion of the New Senior Credit Facility is subject to a LIBOR floor of 1.25%.
Senior Subordinated Notes
The Business has also issued Senior Subordinated Notes due March 2, 2016 (“Sub Notes”) in an aggregate principal amount of $84,845,000, at LIBOR, plus an applicable margin of 13.8%. This includes 2% paid-in-kind interest and is also subject to a 3.0% LIBOR floor. The Business has the option to redeem all or part of the Sub Notes prior to March 2, 2016, subject to certain conditions. In connection with the issuance of the Sub Notes, the Business issued warrants to acquire 326,680 shares of Class D common stock of Holdings. These warrants have an exercise price of $0.01 per unit and have a term of 10 years.
Senior Notes
The Business issued Senior Notes due August 3, 2016 (“Senior Notes”) in an original aggregate principal amount of $50,000,000. The 12% interest due under the Senior Notes is, at the option of the Business, payable in cash or paid-in-kind notes. The Business has the option to redeem all or part of the Senior Notes prior to August 3, 2016, subject to certain conditions. In connection with the issuance of the Senior Notes, the Business issued warrants to acquire 93,715 Class D shares of the Business. These warrants have an exercise price of $0.01 per share, have a term of 10 years, and vest evenly over three years, beginning August 3, 2011. The Business valued the warrants at $16,783,000 at the time of issuance, which created an equivalent discount on the face value of the Senior Notes for the same amount.
Debt Covenants
Both the Senior Credit Facility and the Sub Notes contain restrictive covenants, including limitations on indebtedness and the maintenance of certain financial ratios. The Business was in compliance with all covenants at September 30, 2013.
Other
The Business anticipates that all of the outstanding balances due on the senior secured credit facility and senior notes will be paid off concurrently with the closing of the Transaction.

Note 8.	Operating Leases
The Business has leases at various locations under noncancelable agreements that expire between 2015 and 2022, which require various minimum annual rentals. The Business’s typical operating leases are for lease terms of three to 15 years and may include, in addition to base rental amounts, certain landlord pass-through costs for the Business’s pro-rata share of the lessor’s real estate taxes, utilities, and common area maintenance costs. Some of the Business’s operating leases contain escalation clauses, which increase annual minimum base rentals over the term of the lease. The scheduled rent increases are recognized on a straight-line basis over the lease term.
Rental expense for all operating leases consisted of $7,352,000 and $6,898,000 for the periods ended September 30, 2013 and 2012, respectively.

Note 9.	Income Taxes
The Company recorded income tax expense of $12.7 million for the period ended September 30, 2013, with $1 million being current tax expense and $11.7 million being deferred tax expense. For the period ended September 30, 2012, the Company recorded tax benefit of ($0.03) million with $0.82 million being current tax expense and ($0.85) million being deferred tax benefit.
For the period ending September 30, 2013, the Company reported a pre-tax book loss of ($19.9) million. The Company’s effective income tax rate for the period was (63.9)%. The difference between the federal statutory income tax rate of 35% and the Company’s effective rate is primarily due to a significant increase in the valuation allowance on the Company’s net operating losses and credit carryforwards, plus tax expense related to an uncertain tax position, offset by state taxes and permanent differences.
For the period ending September 30, 2012, the Company reported a pre-tax book loss of ($0.7) million. The Company’s effective income tax rate for the period ending September 30, 2012 was 4.2%. The difference between the federal statutory income tax rate of 35% and the Company’s effective rate is primarily due to permanent differences and state taxes, offset by tax credits generated.

Note 10.	Acquisitions
ASC 805, Business Combinations, requires that identifiable assets acquired, liabilities assumed and any noncontrolling interest acquired in an acquiree be recognized and measured as of the acquisition date at fair value. When the Business executes a business combination, the Business records identifiable assets acquired, liabilities assumed, and noncontrolling interest acquired at fair value, and the Business records goodwill as the sum of (1) the consideration transferred, (2) fair value of any noncontrolling interest, and (3) fair value of the acquirer’s previously held interest in the acquiree, if any, less the acquisition-date fair value of the net assets acquired.
Home Team of Kansas Acquisition
On April 2, 2012, the Business purchased 100% of the issued and outstanding capital stock of The Home Team of Kansas, LLC (“HTOK”) for a total purchase price of $2,276,000. HTOK is a provider of home care services to patients in the state of Kansas. The acquisition expanded the Business’s home health market area in the state of Kansas. The results of HTOK’s operations have been included in the combined financial statements since the acquisition date.
In accordance with ASC 805-740, Business Combinations - Income Taxes, $181,000 in deferred taxes was recognized for differences between the carrying amounts and tax bases of all acquired assets and liabilities and intangible assets in 2012.
The purchase price for the Business’s 2012 acquisition was allocated to the fair values of the net tangible and intangible assets acquired, including the cumulative impact of adjustments made to such allocations through September 30, 2013 as follows:

(in thousands)	HTOK
Current assets	$365
Liabilities assumed	(445)
Identifiable intangible assets	475
Goodwill	1,881
Purchase price	$2,276

Note 11.	Contingencies
An affiliate of the Business completed the acquisition of Voyager HospiceCare, Inc. (“Voyager”) on August 3, 2010 for a purchase price of $92 million (subject to adjustments for working capital items). As a part of this agreement, $14 million was deposited into an escrow account for outstanding legal contingencies, including a lawsuit by a former employee of Hospice Care of Kansas, LLC, a subsidiary of Voyager (“HCoK”), and the Department of Justice (“DOJ”), against HCoK regarding alleged Medicare billing errors which occurred from 2004 to 2008 (prior to being acquired by an affiliate of the Business) (“HCoK Lawsuit”). In addition to the aforementioned escrow, the Voyager sellers, including SKM Equity Fund III (which held approximately 90% of the total outstanding shares of Voyager), have severally agreed to indemnify an affiliate of Harden for, among other indemnifiable items, any losses associated with the HCoK Lawsuit. In June, 2012 an agreement was reached with the DOJ to settle the HCoK Lawsuit, without any admission of liability by HCoK, Voyager or the Business, for $6.1 million and the payment of approximately $500,000 in relator’s attorney’s fees and expenses, and the Business was indemnified for such settlement amounts.

Note 12.	Professional and General Liability Coverage
At September 30, 2013, all divisions of the Business had in place medical malpractice insurance purchased through commercial insurance carriers under claims made policies, renewable annually, on a fixed premium basis. The commercial insurance coverage has deductibles ranging from $50,000 to $100,000 per claim.

Note 13.	Subsequent Events
On October 18, 2013, Gentiva acquired Holdings’ home health and hospice businesses. Holdings’ existing shareholders retained the long-term care business. The financial statements and footnotes contained in this report represent the combined operations of home health and hospice operating divisions.
The Business has evaluated subsequent events through December 11, 2013, the date the accompanying financial statements were issued, to determine whether any events occurred that required recognition or disclosure in the accompanying combined financial statements and concluded that there were no further subsequent events which should be included through the date of this report.

Exhibit 99.3
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
On October 18, 2013 (the “Closing Date”), we completed the acquisition of certain net assets relating to the home health, hospice and community care businesses of Harden Healthcare Holdings, Inc. (“Harden”) pursuant to an Agreement and Plan of Merger, dated as of September 18, 2013 (the “Plan of Merger”), by and among us, our wholly owned subsidiaries, Javelin Merger Sub, Inc. (“Merger Sub”) and Javelin Healthcare Holdings, LLC ("LLC Sub"), Harden and certain other parties. Prior to the acquisition, Harden transferred the assets and liabilities of its long-term care and New York home health businesses to CTLTC Real Estate, LLC which was then spun off to the stockholders of Harden. On the Closing Date, Merger Sub merged with and into Harden with Harden continuing as the surviving corporation and as one of our wholly owned subsidiaries, immediately following which Harden merged with and into LLC Sub, with LLC Sub surviving the merger (the “Merger”). Pursuant to the Plan of Merger, we paid an aggregate purchase price of approximately $427.0 million, comprising approximately $365.0 million in cash, $53.8 million in shares of our common stock, and $8.2 million of contingent consideration.
Additionally, on the Closing Date, we entered into a new senior secured credit agreement, which provides for a $670.0 million term loan B facility (“Term loan B”), a $155.0 million term loan C facility ("Term loan C" and, together with Term loan B, the “new senior secured term loan facility”) and a $100.0 million revolving credit facility (the “new revolving credit facility”), each of which is guaranteed jointly and severally by substantially all of our wholly-owned domestic subsidiaries, including Harden and its subsidiaries (the “Guarantors”), and is secured by a first-priority security interest in substantially all of our and the Guarantors' existing and future assets.
We used a combination of cash on hand and the proceeds from the new senior secured term loan facility, and a portion of the new revolving credit facility to pay the Merger Consideration, repay all amounts outstanding under Harden's then existing credit facility, which was then terminated, and repay all amounts outstanding under our then existing credit facility (as amended, the “Original Facility”), which was terminated as well.
The Merger, our entering into the new senior secured term loan facility and the new revolving credit facility, the payment of the related fees and expenses in respect of each of the foregoing, and the repayment of Harden's then existing credit facility and the Original Facility are referred to collectively as the “Transactions.”
The following unaudited pro forma condensed consolidated financial information, which has been adjusted to illustrate the estimated pro forma effects of the Transactions, is based on (i) Gentiva's historical audited and unaudited consolidated financial statements for the year ended December 31, 2012 and for the interim nine months ended September 30, 2013, respectively, and (ii) Harden's historical audited and unaudited carve-out financial statements for the year ended December 31, 2012 and the nine months ended September 30, 2013, respectively, which are included in this Current Report on Form 8-K/A. Harden's carve-out financial statements include only those assets, liabilities and related operations of Harden's home health, hospice and community care businesses (“the Harden businesses”) and exclude all other assets, liabilities and operations of Harden that were transferred to CTLTC Real Estate LLC. The carve-out financial statements were prepared using allocations and estimates where data was not maintained on a specific basis; as such, the carve-out financial statements may not be indicative of the financial position and the results of operations of the Harden businesses had such businesses operated on a stand-alone basis during the periods presented.
The following unaudited pro forma condensed consolidated financial information should be read in conjunction with the historical audited and unaudited consolidated financial statements and related notes of Gentiva and the historical audited and unaudited carve-out financial statements of Harden.
The unaudited pro forma balance sheet gives effect to the Transactions as if they had occurred on September 30, 2013. The unaudited pro forma statements of operations give effect to the Transactions as if they had occurred on January 1, 2012.
The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. For example, our acquisition of the Harden businesses will be accounted for, and is presented in the unaudited pro forma condensed consolidated financial information, using the authoritative guidance for the purchase method of accounting. Under these standards, the excess of the purchase price over the fair value of net assets acquired and liabilities assumed is recorded as goodwill. The pro forma adjustments reflect our preliminary estimates of the purchase price allocation related to our acquisition of the Harden businesses. However, we have not yet completed the valuation studies necessary to determine with any certainty the fair values of the assets that we acquired and the liabilities that we assumed and the related allocation of purchase price. The purchase price allocation is subject to change based upon finalization of appraisals and other valuation studies and the amounts contained in the final purchase price allocation may differ materially from our preliminary estimates. For purposes of computing pro forma adjustments, we have assumed that historical values of tangible assets acquired and liabilities assumed reflect fair value. The pro forma balance sheet includes a preliminary estimate of fair value adjustments for identifiable intangible assets such as licenses, tradenames and contracts, and the pro forma condensed consolidated statements of operations include preliminary estimates of incremental amortization expense associated with certain identifiable intangible assets; however, these amounts are subject to change as we have not yet completed the appraisal process.

The pro forma adjustments do not include adjustments to deferred tax assets or liabilities other than with respect to Harden's historical goodwill and our preliminary estimate of the purchase price to be allocated to identifiable intangible assets and goodwill. The structure of the Transactions and certain elections that we may make in connection with our acquisition of the Harden businesses and subsequent tax filings may impact the amount of deferred tax liabilities that are due and the realization of deferred tax assets.
The unaudited pro forma condensed consolidated financial information contained herein is for informational purposes only and is not intended to represent or be indicative of the consolidated results of operations or financial position that we would have reported had the Transactions been completed as of the dates presented and should not be taken as representative of our future consolidated results of operations or financial position.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2012
(in thousands, except per share amounts)

	Gentiva	Harden	Pro Forma Adjustments (a)		Pro Forma As Adjusted
Net revenues	$1,712,804	$476,111	$—		$2,188,915
Cost of services sold	908,741	288,060	—		1,196,801
Gross profit	804,063	188,051	—		992,114
Selling, general and administrative expenses	(655,766)	(154,395)	(430)	(b)(e)	(810,591)
Goodwill, intangibles and other long-lived asset impairment	(19,132)	(2,220)	—		(21,352)
Gain on sale of assets, net	8,014	—	—		8,014
Interest income	2,661	33	—		2,694
Interest expense and other	(92,608)	(40,269)	34,849	(c)	(98,028)
Income (loss) before income taxes and equity in net loss of affiliate	47,232	(8,800)	34,419		72,851
Income tax (expense) benefit	(17,251)	2,562	(14,451)	(d)	(29,140)
Equity in net loss of affiliate	(2,301)	—	—		(2,301)
Net income (loss)	27,680	(6,238)	19,968		41,410
Less: Income attributable to noncontrolling interests	(884)	(99)	—		(983)
Net income (loss) attributable to Gentiva shareholders	$26,796	$(6,337)	$19,968		$40,427

Basic earnings per common share:
Net income attributable to Gentiva shareholders	$0.88				$1.14
Weighted average shares outstanding	30,509				35,321

Diluted earnings per common share:
Net income attributable to Gentiva shareholders	$0.87				$1.14
Weighted average shares outstanding	30,687				35,499
See notes to unaudited pro forma condensed consolidated statements of operations.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2013
(in thousands, except per share amounts)

	Gentiva	Harden	Pro Forma Adjustments (a)		Pro Forma As Adjusted
Net revenues	$1,240,507	$355,480	$—		$1,595,987
Cost of services sold	660,998	218,311	—		879,309
Gross profit	579,509	137,169	—		716,678
Selling, general and administrative expenses	(482,634)	(122,342)	(37)	(b)(e)	(605,013)
Goodwill, intangibles and other long-lived asset impairment	(224,320)	—	—		(224,320)
Interest income	2,066	32	—		2,098
Interest expense and other	(68,849)	(34,720)	25,933	(c)	(77,636)
(Loss) income before income taxes	(194,228)	(19,861)	25,896		(188,193)
Income tax (expense) benefit	(2,457)	(12,688)	10,816	(d)	(4,329)
Net (loss) income	(196,685)	(32,549)	36,712		(192,522)
Less: Income attributable to noncontrolling interests	(425)	—	—		(425)
Net (loss) income attributable to Gentiva shareholders	$(197,110)	$(32,549)	$36,712		$(192,947)

Basic earnings per common share:
Net loss attributable to Gentiva shareholders	$(6.38)				$(5.40)
Weighted average shares outstanding	30,921				35,733

Diluted earnings per common share:
Net loss attributable to Gentiva shareholders	$(6.38)				$(5.40)
Weighted average shares outstanding	30,921				35,733
See notes to unaudited pro forma condensed consolidated statements of operations.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(a)
The pro forma adjustments reflect our preliminary estimates of the purchase price allocation related to the Harden acquisition. However, we have not yet finalized the valuation studies necessary to determine with any certainty the fair values of the assets we acquired and the liabilities we assumed pursuant to the Merger and the related allocation of purchase price. The purchase price allocation is subject to change based upon finalization of appraisals and valuation studies and the final purchase price allocation may differ materially from the preliminary estimates included in the pro forma statements included herein.

Additionally, the pro forma statements of operations data do not reflect the non-recurring expenses that we expect to incur in connection with the Transactions, including approximately $9.8 million relating to fees to investment bankers, attorneys, accountants and other professional advisors and other related costs that will not be capitalized as deferred financing costs.
The pro forma statements of operations data do not reflect the effects of all anticipated cost savings and any related non-recurring costs to achieve those cost savings.

(b)
For purposes of computing pro forma adjustments, we have assumed that the historical values of tangible assets acquired and liabilities assumed reflect fair value. We have estimated the fair value of the identifiable intangible assets such as tradenames and non-compete agreements of $15.6 million based on preliminary valuation studies. These identifiable intangible assets are being amortized using the straight-line method over assumed estimated useful lives of one to ten years depending on the intangible asset for purposes of the pro forma information. As a result, the Pro Forma Condensed Consolidated Statements of Operations reflect amortization expense of $2.8 million for the nine months ended September 30, 2013 and $3.7 million for the year ended December 31, 2012 as a component of selling, general and administrative expenses. In addition, we have assumed fair value of $69.2 million for non-amortizing identifiable intangible assets such as certificates of need and licenses based on the accounting treatment of such items in other Gentiva acquisitions. The remaining excess of the purchase price over the fair value of tangible and identifiable intangible assets acquired and liabilities assumed is recorded as goodwill. Goodwill is not amortized but will be subject to annual impairment tests in accordance with generally accepted accounting principles.

Selling, general and administrative expenses in the Pro Forma Condensed Consolidated Statements of Operations also reflect the pro forma adjustment to reverse Harden's amortization of its existing identifiable intangible assets of $0.3 million for the nine months ended September 30, 2013 and $0.5 million for the year ended December 31, 2012 as the related asset balances will be eliminated under the purchase method of accounting.

(c)	Reflects pro forma adjustments to interest expense as follows:

(in thousands)	Year ended December 31, 2012	Nine Months ended September 30, 2013
New term loan facility (1)	$52,463	$39,347
Amortization of discount (2)	1,272	954
Estimated fees on outstanding letters of credit (3)	2,420	1,816
Commitment fees (4)	103	77

Total pro forma increase to cash interest expense	56,258	42,194
Amortization of capitalized debt issuance costs (5)	4,218	3,163

Total pro forma increase to total interest expense	60,476	45,357
Less: Reduction of Gentiva's existing interest expense and fees (6)	(55,056)	(40,702)
Less: Harden's historical interest expense and fees (7)	(40,269)	(30,588)

Total pro forma adjustment to interest expense	$(34,849)	$(25,933)

(1)
Reflects pro forma interest expense on the $825.0 million term loan facility based on (A) a $670.0 million, 6 year Term Loan B facility with an assumed minimum LIBOR rate of 1.25% plus an applicable margin of 5.25%, and (B) a $155.0 million, 5 year Term Loan C facility with an assumed minimum LIBOR rate of 1.25% plus an applicable margin of 4.50%. An increase or decrease of 0.125% in the interest rate on the term loan facility would increase or decrease our annual interest expense by $1.0 million.

(2)	Reflects pro forma amortization of debt discount at issuance.

(3)	Reflects pro forma annual fees of 4.625% on average assumed outstanding letters of credit of $52.3 million.

(4)
Reflects pro forma commitment fees of 0.50% on the $20.7 million average available balance under the new revolving credit facility. The average available balance represents the $100.0 million senior secured revolving credit facility less assumed outstanding letters of credit of $52.3 million and outstanding balances of $27.0 million.

(5)	Reflects non-cash amortization of capitalized deferred financing costs related to the Transactions over the term of the related facilities.

(6)	Reflects Gentiva's historical interest expense on its then-existing term loan, letter of credit fees and commitment fees on its unused revolving credit facility.

(7)	Reflects Harden's historical interest expense on its existing term loan.

(d)
Represents the estimated adjustments of the pro forma tax provision resulting from the combination of the consolidated tax groups of Gentiva and Harden, consideration of their resulting tax attributes and the impact of the pro forma adjustments. This adjustment is preliminary and is subject to additional analysis. The impact of the pro forma tax provision adjustments results in an statutory tax rate of 40.0% on the pro forma as adjusted (i) income before income taxes and equity in net loss of affiliate for the year ended December 31, 2012 and (ii) income before income taxes for the nine months ended September 30, 2013, exclusive of approximately $200.0 million of the goodwill impairment for which no tax benefit was recorded.

(e)	Pro forma depreciation and amortization expense is as follows:

(in thousands)	Year ended December 31, 2012	Nine Months ended September 30, 2013
Estimated depreciation and amortization expense related to assets acquired	$(8,825)	$(6,619)
Less: Elimination of Harden's existing depreciation and amortization expense	8,395	6,582
Net adjustment to depreciation and amortization expense	$(430)	$(37)
Depending on the final purchase price allocation for our acquisition of the Harden businesses, depreciation and amortization expense may increase or decrease.

UNAUDITED PRO FORMA CONDENSED BALANCE SHEET
As of September 30, 2013
(in thousands)

	Gentiva	Harden	Pro Forma Adjustments		Pro Forma As Adjusted
ASSETS
Current assets:
Cash and cash equivalents	$183,294	$18,244	$(136,215)	(a)	$65,323
Accounts receivables, net	242,458	56,741	(6,084)	(b)	293,115
Deferred tax assets	8,476	1,253	—		9,729
Prepaid expenses and other current assets	44,827	4,177	—		49,004
Total current assets	479,055	80,415	(142,299)		417,171

Note receivable from affiliate	28,471	—	—		28,471
Fixed assets, net	41,425	18,838	(9,065)	(c)	51,198
Intangible assets, net	193,235	54,217	30,532	(d)	277,984
Goodwill	438,436	186,304	145,915	(e)	770,655
Other assets	71,446	14,436	(15,155)	(f)	70,727
Total assets	$1,252,068	$354,210	$9,928		$1,616,206

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$18,750	$23,864	$(1,995)	(k)	$40,619
Accounts payable	11,974	6,927	(2,151)	(g)	16,750
Payroll and related taxes	33,244	12,527	5,098	(h)	50,869
Deferred revenue	39,026	9,755	—		48,781
Medicare liabilities	14,966	—	—		14,966
Obligations under insurance programs	62,091	—	10,227	(i)	72,318
Accrued nursing home costs	20,858	—	2,151	(g)	23,009
Other accrued expenses	39,263	18,276	(23,314)	(j)	34,225
Total current liabilities	240,172	71,349	(9,984)		301,537
Long-term debt	891,432	288,366	(50,893)	(k)	1,128,905
Deferred tax liabilities, net	31,734	21,037	(4,555)	(l)	48,216
Other liabilities	41,851	3,429	8,235	(m)	53,515
Shareholders' equity:
Common stock	3,268	—	—		3,268
Other shareholders' equity (deficit)	40,611	(29,971)	67,125	(n)	77,765
Total shareholders' equity (deficit)	43,879	(29,971)	67,125		81,033
Noncontrolling interests	3,000	—	—		3,000
Total liabilities and shareholders' equity	$1,252,068	$354,210	$9,928		$1,616,206
See notes to unaudited pro forma condensed consolidated balance sheet.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

(a)	The following table sets forth the estimated sources and uses of cash in the Transactions, assuming they had occurred on September 30, 2013 (in millions):

Sources:
New revolving credit facility (1)	$27.0
New senior secured term loan facility (2)	817.5
Cash and cash equivalents of Gentiva and Harden	136.2
Total Sources	$980.7

Uses:
Harden equity consideration (3)	$33.8
Repayment of Gentiva existing senior credit facility (4)	587.2
Repayment of Harden existing indebtedness (5)	331.2
Estimated transaction fees and expenses (6)	28.5
Total Uses	$980.7

(1)
In connection with the Merger, we entered into a $100.0 million revolving credit facility with a five-year maturity. We borrowed $27.0 million under the new revolving credit facility at the closing of the Merger, and we issued $52.3 million of letters of credit to replace existing letters of credit.

(2)
In connection with the Merger, we entered into a senior secured term loan facility, $670.0 million of which is a term loan B facility having a six-year final maturity and $155.0 million of which is a term loan C facility having a six-year final maturity. The term loan facility was issued net of a discount of approximately $7.5 million.

(3)	Reflects amounts payable to holders of Harden common stock, a portion which was used to pay Harden's transaction expenses.

(4)	The entire principal amount, plus accrued interest on Gentiva's existing senior credit facility, was paid in full at the closing of the Merger.

(5)
Reflects the face amount of Harden's existing indebtedness plus accrued interest at October 18, 2013 of approximately $3.6 million. The unamortized portion of the discount on Harden's existing indebtedness at October 18, 2013 was approximately $15.4 million.

(6)	Reflects the estimated fees and expenses associated with the Transactions, as described in the table below (in thousands):

Deferred financing costs:
Financing fees (i)	$9,889
Other financing costs (i)	1,352
Total deferred financing costs	11,241
Debt discount (i)	7,475
Costs to be expensed by Gentiva:
Other financing and transaction costs (ii)	9,824
Total estimated transaction costs	$28,540

(i)
Reflects estimated financing fees, debt discount, and other financing costs we incurred in connection with the new senior secured credit facility, which will be capitalized and amortized over the terms of the applicable indebtedness.

(ii)
Represents Transaction costs, other than those included in (i) above, including financing costs of approximately $3.9 million and other transaction related fees of approximately $5.9 million attributable to fees to investment bankers, attorneys, accountants and other professional advisors and other related costs that will not be capitalized as deferred financing costs.

(b)	Reflects the preliminary pro forma adjustments relating to accounts receivable as described in the table below (in thousands):

Harden's existing accounts receivable, gross	$(59,338)
Estimated fair value of accounts receivable acquired	50,657
Less: Elimination of Harden's existing allowance for bad debt	2,597
Fair value adjustment relating to accounts receivable	$(6,084)

(c)	Reflects the preliminary pro forma adjustments relating to fixed assets as described in the table below (in thousands):

Estimated fair value of fixed assets acquired	$9,773
Less: Elimination of Harden's existing fixed assets, net	(18,838)
Net adjustment to fixed assets (i)	$(9,065)

(i)	Adjustment primarily relates to software that will not be used by Gentiva subsequent to the acquisition.
(d)    Reflects the preliminary pro forma adjustments relating to intangible assets as described in the table below (in thousands):

Estimated fair value of intangible assets acquired (i):
Amortizable intangible assets	$15,590
Non-amortizing intangible assets	69,159
Total intangible assets	84,749
Less: Elimination of Harden's existing intangible assets, net	(54,217)
Net adjustment to intangible assets	$30,532

(i)
For purposes of computing pro forma adjustments, we have assumed that the historical values of tangible assets acquired and liabilities assumed reflect fair value. We have estimated a fair value adjustment for identifiable intangible assets such as tradenames and non-compete agreements of $15.6 million based on preliminary valuation studies. These identifiable intangible assets are being amortized using the straight-line method over assumed estimated useful lives of one to ten years depending on the intangible asset. In addition, we have assumed a fair value adjustment of $69.2 million for non-amortizing identifiable intangible assets such as certificates of need and licenses based on the accounting treatment of such items in other Gentiva acquisitions. The remaining excess of the purchase price over the fair value of tangible and identifiable intangible assets acquired and liabilities assumed is recorded as goodwill as noted in note (e). We have not yet completed the valuation studies necessary to determine with any certainty the fair values of the assets we acquired and the liabilities we assumed pursuant to the Merger and the related allocation of purchase price. The purchase price allocation is subject to change based upon finalization of appraisals and valuation studies and the final purchase price allocation may differ materially from the preliminary estimates included in the pro forma statements included herein.

(e)
Reflects the preliminary estimated excess of purchase price over the fair values of assets acquired and liabilities assumed as a result of the following assumed purchase price allocation (in thousands):

Purchase price	$427,000
Less: Allocation to net assets acquired	(94,781)
Initial excess of purchase price over net assets acquired	332,219
Less: Historical Harden goodwill	(186,304)
Net adjustment to goodwill	$145,915

(f)
Reflects the net adjustment to other assets due to 1) the capitalization of estimated financing costs in connection with the indebtedness we incurred in the Transactions consisting of the new senior secured credit facility, which will be amortized over the terms of the applicable indebtedness; 2) the write-off of a portion of Gentiva's existing unamortized debt issuance costs; 3) the elimination of Harden's historical unamortized debt issuance costs; and 4) the preliminary pro forma adjustment relating to favorable/unfavorable lease contracts, as follows (in thousands):

Estimated deferred financing costs related to the Transactions	$11,241
Write-off of Gentiva debt issuance costs	(16,085)
Write-off of Harden debt issuance costs	(11,588)
Net adjustment to deferred financing costs	(16,432)
Estimated fair value of favorable/unfavorable lease contracts	1,277
Net adjustment to other assets	$(15,155)

(g)	Reflects the reclassification of approximately $2.2 million of Harden’s accrued nursing home costs from accounts payable to accrued nursing home costs to conform to Gentiva’s presentation format.

(h)
Reflects the reclassification of approximately $5.1 million of Harden's accrued employee payroll costs from other accrued expenses to payroll and related taxes to conform to Gentiva's presentation format.

(i)
Reflects the net adjustment of obligations under insurance programs as a result of (i) the reclassification of certain Harden current liabilities to conform to Gentiva's presentation format and (ii) the preliminary pro forma adjustments relating to obligations under insurance programs (in thousands):

Accrued employee health and welfare expense	$1,208
Accrued workers' compensation expense	4,210
Estimated fair value adjustment of obligations under insurance programs	4,809
Net adjustment to obligations under insurance programs	$10,227

(j)
Reflects the net adjustment of other accrued expenses as a result of the reclassification of certain current liabilities and adjustments as a result of the Transactions to conform to Gentiva's presentation format as follows (in thousands):

Harden's accrued employee payroll costs	$(5,098)
Harden's obligations under insurance programs	(5,418)
Harden's accrued straight-line lease costs	(1,688)
Accrued interest payments	(1,847)
Tax benefit from Gentiva financing and transaction expenses	(9,263)
Net adjustment to other accrued expenses	$(23,314)

(k)	Reflects the net adjustments to long-term debt as a result of the Transactions as follows (in thousands):

	Current Portion	Long-Term Portion	Total Debt
New revolving credit facility	$27,000	$—	$27,000
New senior secured term loan facility	13,744	811,256	825,000
Gentiva's original issue discount on new senior secured loan facility	(125)	(7,350)	(7,475)
Repayment of Gentiva then-existing credit facility	(18,750)	(566,433)	(585,183)
Repayment of Harden then-existing indebtedness	(23,864)	(288,366)	(312,230)
Net adjustments to long-term debt	$(1,995)	$(50,893)	$(52,888)

(l)	Reflects the net adjustment to net non-current deferred tax liabilities as follows (in thousands):

Reduction of non-current deferred tax liabilities related to historical Harden intangible assets and goodwill	$(24,045)
Estimated increase in non-current deferred tax liabilities relating to the identifiable intangible assets resulting from the Transactions (1)	19,490
Net adjustment to deferred tax liabilities	$(4,555)

(1)
Reflects the recognition of non-current deferred tax liabilities related to the carryover tax basis of Harden's intangible assets and non-current deferred tax liabilities of the acquired intangible assets.

(m)	Reflects the net adjustment to other liabilities as a result of various contingent consideration arrangements related to the Transaction.
(n)    Reflects the net adjustment to shareholders' deficit as follows (in thousands):

Elimination of Harden's shareholders' equity	$29,971
Gentiva equity issued	53,800
Gentiva unamortized debt issuance costs, net of tax (1)	(9,651)
Other financing and transaction costs, net of tax (2)	(6,995)
Total pro forma adjustment to shareholders' equity	$67,125

(1)	Represents unamortized debt issuance costs to be expensed by Gentiva of $16.1 million as noted in note (f) above, less an assumed tax benefit of $6.4 million.

(2)
Represents other financing and transaction costs to be expensed by Gentiva of $9.8 million as noted in note (a)(6) above, less an assumed tax benefit of $2.8 million. The assumed tax benefit is estimated at a rate below the statutory tax rate due to the non-deductibility of certain financing and transaction costs for tax purposes.